As filed with the Securities and Exchange Commission on March 18, 2004

Registration No. 333-109601

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT
NO. 1 ON
FORM S-3
TO
FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

XCEL ENERGY INC.
(Exact name of registrant as specified in the charter)

MINNESOTA (State or other jurisdiction of incorporation or organization)	41-0448030 (I.R.S. Employer Identification No.)

800 Nicollet Mall
Minneapolis, Minnesota 55402
(612) 330-5500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

RICHARD C. KELLY	BENJAMIN G.S. FOWKE III
President and Chief Operating Officer	Vice President, Chief Financial Officer and Treasurer
Xcel Energy Inc.	Xcel Energy Inc.
800 Nicollet Mall	800 Nicollet Mall
Minneapolis, Minnesota 55402	Minneapolis, Minnesota 55402
(612) 330-5500	(612) 330-5500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

ROBERT J. JOSEPH
Jones Day
77 West Wacker
Chicago, Illinois 60601
(312) 269-4176

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

(NOT PART OF THE PROSPECTUS)

     By Registration Statement on Form S-4, No. 333-109601 (the “S-4 Registration Statement”), Xcel Energy Inc. (the “Registrant”) registered under the Securities Act of 1933, as amended (the “Securities Act”), $195,000,000 of its 3.40% Senior Notes, Series B due 2008 (the “Notes”), which the Registrant issued in exchange (the “Exchange Offer”) for all outstanding 3.40% Senior Notes, Series A due 2008 that the Registrant issued in a private placement that closed on June 24, 2003. The Exchange Offer expired on December 19, 2003.

     At the time of filing of the S-4 Registration Statement, the Registrant did not meet the requirements for use of Form S-3 and, accordingly, was not able to incorporate by reference its reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), into the S-4 Registration Statement. However, at the time of filing of this Post-Effective Amendment No. 1 on Form S-3 to Form S-4 Registration Statement (this “Post-Effective Amendment”), the Registrant meets the requirements for use of Form S-3 and is filing this Post-Effective Amendment on Form S-3 in reliance upon Rule 401(e) promulgated under the Securities Act. This Post-Effective Amendment pertains to any resale transaction of the Notes and is intended to allow the Registrant to incorporate by reference its reports filed pursuant to Section 13(a) and 15(d) of the Exchange Act into this Registration Statement, as amended.

The information in this prospectus is not complete and may be changed. You may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling security holders are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 18, 2004

PROSPECTUS

XCEL ENERGY INC.
800 NICOLLET MALL
MINNEAPOLIS, MINNESOTA 55402
(612) 330-5500

$195,000,000

3.40% SENIOR NOTES, SERIES B DUE 2008

     On December 19, 2003, we completed an offering whereby we issued our 3.40% senior notes, series B due 2008 that were registered under the Securities Act of 1933, as amended, in exchange for a similar series of notes that we had issued in a private placement. Selling security holders may use this prospectus in connection with the resale of their senior notes. The senior notes mature on July 1, 2008.

     We will pay interest on the senior notes on January 1 and July 1 of each year. We may redeem the senior notes at any time, in whole or in part, at a “make whole” redemption price as described in this prospectus under the caption “Description of the Senior Notes — Redemption Provisions.”

     The senior notes are unsecured and unsubordinated obligations and rank on parity in right of payment with our existing and future unsecured and unsubordinated indebtedness. As of December 31, 2003, we had $888 million of long-term debt outstanding in addition to the senior notes, excluding long-term debt of our subsidiaries. There are currently no outstanding debt obligations junior to the senior notes. We are structured as a holding company and conduct substantially all of our business through our subsidiaries. The senior notes are effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. As of December 31, 2003, our subsidiaries had approximately $13 billion indebtedness and other liabilities outstanding.

     There is no existing market for the senior notes offered by this prospectus and we do not intend to apply for their listing on any securities exchange or any automated quotation system.

     Investing in the senior notes involves risks. See “Risk Factors” beginning on page 5 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is    , 2004.

About This Prospectus
Special Note Regarding Forward-Looking Statements
Summary
Risk Factors
Use of Proceeds
Description of the Senior Notes
Book-Entry System
Plan of Distribution
Legal Opinions
Experts
Where You Can Find More Information
Computation of Ratio of Earnings to Fixed Charges
Consent of Deloitte & Touche LLP
Consent of PricewaterhouseCoopers LLP
Form T-1 Statement of Eligibility of Trustee

     As permitted under the rules of the Securities and Exchange Commission, this prospectus incorporates important business information about Xcel Energy Inc. that is contained in documents that we file with the Securities and Exchange Commission but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the Securities and Exchange Commission at www.sec.gov, as well as other sources. See “Where You Can Find More Information.”

     You may also obtain copies of the incorporated documents, without charge, upon written or oral request to the Corporate Secretary, Xcel Energy Inc., 800 Nicollet Mall, Suite 3000, Minneapolis, Minnesota 55402, (612) 330-5500.

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. These securities are not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of those documents.

About This Prospectus	ii
Special Note Regarding Forward-Looking Statements	ii
Summary	1
Risk Factors	5
Use of Proceeds	16
Description of the Senior Notes	17
Book-Entry System	23
Plan of Distribution	25
Legal Opinions	26
Experts	26
Where You Can Find More Information	27

i

ABOUT THIS PROSPECTUS

     On December 19, 2003, we completed an offering whereby we issued the senior notes, which were registered under the Securities Act, in exchange for a similar series of notes that we had issued in a private placement. This prospectus is part of a registration statement that we filed with the SEC in order to satisfy our obligations under a registration rights agreement that we entered into in connection with the private issuance of those similar notes to maintain an effective registration statement with respect to the senior notes until July 16, 2004. This prospectus provides you with a general description of the senior notes. Selling security holders may use this prospectus in connection with the resale of their senior notes.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents it incorporates by reference contains statements that are not historical fact and constitute “forward-looking statements.” When we use words like “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” or similar expressions, or when we discuss our strategy or plans, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. These statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others:

•	general economic conditions, including the availability of credit and its impact on capital expenditures and our ability and the ability of our subsidiaries to obtain financing on favorable terms;

•	business conditions in the energy industry;

•	actions of credit rating agencies;

•	competitive factors, including the extent and timing of the entry of additional competition in the markets served by us and our subsidiaries;

•	unusual weather;

•	effects of geopolitical events, including war and acts of terrorism;

•	state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership;

•	structures that affect the speed and degree to which competition enters the electric and natural gas markets;

•	the higher risk associated with our nonregulated businesses compared with our regulated businesses;

•	costs and other effects of legal and administrative proceedings, settlements, investigations and claims;

•	risks associated with the California power market;

•	the other risk factors discussed under “Risk Factors”; and

•	the other risk factors listed from time to time by us and our utility subsidiaries in reports filed with the SEC.

     You are cautioned not to rely unduly on any forward-looking statements. These risks and uncertainties are discussed in more detail under “Business,” “Management’s Discussion and Analysis” and “Notes to Consolidated

ii

Financial Statements” in our Annual Report on Form 10-K for the year ended December 31, 2003 and other documents on file with the SEC. You may obtain copies of these documents as described under the caption “Where You Can Find More Information.”

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors should not be construed as exhaustive.

iii

SUMMARY

     This summary highlights some of the information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. You should carefully read this prospectus, including the documents incorporated by reference, which are described under “Where You Can Find More Information.”

     In this prospectus, except as otherwise indicated or as the context otherwise requires, “Xcel Energy,” “we,” “our,” and “us” refer to Xcel Energy Inc., a Minnesota corporation. In the discussion of our business in this prospectus, “we,” “our” and “us” also refers to our subsidiaries. The term “senior notes” as used in this prospectus refers to our outstanding 3.40% senior notes, series B due 2008 that we issued to holders of a similar series of our notes in connection with an exchange offer that expired on December 19, 2003.

OUR COMPANY

General

     We are a public utility holding company with five utility subsidiaries:

•	Northern States Power Company, a Minnesota corporation (“NSP-Minnesota”), which serves approximately 1.3 million electric customers and approximately 440,000 gas customers in Minnesota, North Dakota and South Dakota;

•	Public Service Company of Colorado, a Colorado corporation (“PSCo”), which serves approximately 1.3 million electric customers and approximately 1.2 million gas customers in Colorado;

•	Southwestern Public Service Company, a New Mexico corporation (“SPS”), which serves approximately 395,000 electric customers in portions of Texas, New Mexico, Oklahoma and Kansas;

•	Northern States Power Company, a Wisconsin corporation (“NSP-Wisconsin”), which serves approximately 235,000 electric customers and approximately 95,000 gas customers in northwestern Wisconsin and the western portion of the Upper Peninsula in Michigan; and

•	Cheyenne Light, Fuel and Power Company, a Wyoming corporation, which serves approximately 38,000 electric customers and approximately 31,000 gas customers in and around Cheyenne, Wyoming.

     Our regulated businesses also include WestGas InterState Inc., an interstate natural gas pipeline company. Prior to January 2003, our regulated businesses included Viking Gas Transmission Company. On October 20, 2003, we completed the sale of Black Mountain Gas Company, which serves approximately 8,500 natural gas customers and 2,500 propane customers in Arizona. On January 13, 2004, we announced that we had entered into an agreement with Black Hills Corp. for the sale of Cheyenne Light, Fuel and Power Company, pending regulatory approvals.

     We also own or have an interest in a number of nonregulated businesses. Our nonregulated subsidiaries include:

•	Utility Engineering Corporation, which is involved in engineering, construction and design;

•	Seren Innovations, Inc., which is involved in broadband telecommunications services;

•	e prime, Inc., which is involved in natural gas marketing and trading;

•	Planergy International Inc., which is involved in energy management solutions;

•	Eloigne Company which invests in rental housing projects that qualify for low-income housing tax credits; and

•	Xcel Energy International Inc., an international independent power producer.

     During 2003, our board of directors approved management’s plan to exit certain businesses conducted by Xcel Energy International Inc. and e prime, Inc. We are in the process of marketing the assets and operations of these businesses to prospective buyers and expect to exit the businesses during 2004. Also during 2003, Planegy International Inc. closed and sold a majority of its business operations, and final dissolution is expected in 2004.

     Prior to December 5, 2003, we owned all of the common stock of NRG Energy, Inc. (“NRG”). NRG is a global energy company, primarily engaged in the ownership and operation of power generation facilities and the sale of energy, capacity and related products. On May 14, 2003, NRG and some of its affiliates filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code to restructure their debt. On December 5, 2003, NRG completed its reorganization and emerged from bankruptcy and we divested our ownership interest in NRG.

     We were incorporated in 1909 under the laws of Minnesota as Northern States Power Company. On August 18, 2000, we merged with New Century Energies, Inc. and our name was changed from Northern States Power Company to Xcel Energy Inc.

     Our principal executive offices are located at 800 Nicollet Mall, Suite 3000, Minneapolis, Minnesota 55402, and our telephone number at that location is (612) 330-5500.

Regulatory Overview

     We are registered as a holding company under the Public Utility Holding Company Act of 1935 (“PUHCA”). As a result, we, our utility subsidiaries and certain of our non-utility subsidiaries are subject to extensive regulation by the Securities and Exchange Commission (“SEC”) under PUHCA, including, among other things, our issuances and sales of securities, capital structure, acquisitions and sales of certain utility properties and intra-system sales of certain goods and services. In addition, PUHCA generally limits the ability of registered holding companies to acquire additional public utility systems and to acquire and retain businesses unrelated to the utility operations of the holding company.

     The electric and natural gas rates charged to customers of our utility subsidiaries are approved by the Federal Energy Regulatory Commission (the “FERC”) or the utility regulatory commissions in the states in which they operate. The rates are generally designed to recover plant investment, operating costs and an allowed return on investment. We request changes in rates for utility services through filings with the regulatory commissions. Because comprehensive rate changes are requested infrequently in some states, changes in operating costs can affect our financial results. In addition to changes in operating costs, other factors affecting rate filings are sales growth, conservation and demand-side management efforts, and the costs of capital.

SUMMARY DESCRIPTION OF THE SENIOR NOTES

                                                            A brief description of the material terms of the senior notes is set forth below:

Securities Offered	3.40% senior notes, series B due 2008.

Maturity	July 1, 2008.

Interest Rate	3.40% per annum.

Interest Payment Dates	January 1 and July 1 of each year.

Effect of Holding Company Structure	We are structured as a holding company and conduct substantially all of our business operations through our subsidiaries. The senior notes are effectively subordinated to all existing and future indebtedness and other liabilities and commitments of our subsidiaries. As of December 31, 2003, our subsidiaries had aggregate indebtedness and other liabilities of approximately $13 billion.

Ranking	The senior notes are our unsecured and unsubordinated obligations and rank on a parity in right of payment with all our existing and future unsecured and unsubordinated indebtedness. The indenture under which the senior notes are issued does not prevent us or our subsidiaries from incurring additional indebtedness, which may be secured by some or all of our or their assets, as the case may be. As of December 31, 2003, we had approximately $1 billion of long-term debt outstanding, excluding long-term debt of our subsidiaries. There are currently no outstanding debt obligations junior to the senior notes.

Ratings	The senior notes have been assigned a rating of “BBB-” by Standard & Poor’s Ratings Services (“Standard & Poor’s”) and “Baa3” (under review for possible upgrade) by Moody’s Investors Services, Inc. (“Moody’s”). For a description of events affecting our credit ratings, see “Risk Factors.” Ratings from credit agencies are not recommendations to buy, sell or hold our securities and may be subject to revision or withdrawal at any time by the applicable rating agency and should be evaluated independently of any other ratings.

Optional Redemption	We may redeem the senior notes at any time, in whole or in part, at a “make whole” redemption price equal to the greater of (1) the principal amount being redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the senior notes being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield (as defined below under the caption “Description of the Senior Notes”) plus 25 basis points, plus in each case accrued and unpaid interest to the redemption date.

Use of Proceeds	We will not receive any proceeds from the resale of the senior notes. We are providing this prospectus to broker-dealers solely to satisfy our obligations under the registration rights agreement that we entered into in connection with the offering of the notes that we issued in a private placement and which were subsequently exchanged for the senior notes.

Sinking Fund	None.

Risk Factors	See “Risk Factors” and the other information in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the senior notes.

RATIO OF EARNINGS TO FIXED CHARGES

	Year ended December 31,

	2003	2002	2001	2000(a)	1999

Ratio of Earnings to Fixed Charges (b)	2.2	2.5	2.8	2.1	2.5

(a)	The 2000 ratio of earnings to fixed charges has been adjusted to reflect the implementation of Statement of Financial Accounting Standards No. 145, which became effective in 2003 and requires retroactive restatement of prior periods. Interest charges and financing costs of $8.225 million related to the defeasance of our first mortgage bonds, previously disclosed in Extraordinary items, was reclassified to Interest charges and financing costs. Associated income tax benefits of $2.923 million have been reclassified from Extraordinary items to Income taxes.

(b)	For purposes of computing the ratio of earnings to fixed charges, (1) earnings consist of earnings from continuing operations plus fixed charges, federal and state income taxes, deferred income taxes and investment tax credits and less undistributed equity in earnings of unconsolidated investees, and (2) fixed charges consist of interest on long-term debt, other interest charges, distributions on redeemable preferred securities of subsidiary trusts and amortization of debt discount, premium and expense.

RISK FACTORS

     You should carefully consider the risks described below as well as other information contained in this prospectus before deciding to invest in our senior notes. The risks described in this section are those that we consider to be the most significant to your decision whether to invest in our senior notes. If any of the events described below occurs, our business, financial condition or results of operations could be materially harmed. In addition, we may not be able to make payments on the senior notes, and this could result in your losing all or part of your investment.

Risks Related to Our Liquidity and Access to the Capital Markets

In 2002, our credit ratings were lowered and could be further lowered in the future. If this were to occur, our access to capital could be negatively affected and the value of the senior notes could decline.

     In 2002, our credit ratings and access to the capital markets were significantly and negatively affected. They may be further affected in the future. As of March 15, 2004, our senior unsecured debt was rated “BBB-” by Standard & Poor’s and “Baa3” (under review for possible upgrade) by Moody’s. Standard & Poor’s short-term rating on our commercial paper is “A2.” Any downgrade of our debt securities could increase our cost of capital and could impair our access to the capital markets. This could adversely affect our financial condition and results of operations.

     As of December 31, 2003, we had no commercial paper outstanding and had borrowings or letters of credit of approximately $19 million under our five-year credit facility, which matures in November 2005.

     Access to the capital markets on favorable terms will be impacted by our credit ratings (and the ratings of our affiliated companies) and prevailing conditions in the capital markets.

     Our current ratings or those of our affiliates may not remain in effect for any given period of time and a rating may be lowered or withdrawn entirely by a rating agency. In particular, under the current rating methodology used by Standard & Poor’s, our ratings could be changed to reflect a change in credit ratings of any of our affiliates. Any lowering of the rating of the senior notes would likely reduce the value of the senior notes.

     We provide various guarantees and bond indemnities supporting some of our subsidiaries by guaranteeing the payment or performance by those subsidiaries of specified agreements or transactions. Our exposure under the guarantees is based upon the net liability of the relevant subsidiary under the specified agreements or transactions. The majority of our guarantees limit our exposure to a maximum amount that is stated in the guarantees. As of December 31, 2003, we had guarantees outstanding with a maximum stated amount of approximately $133 million and actual aggregate exposure of approximately $6 million, which amount will vary over time. We have also provided indemnities to sureties in respect of bonds for the benefit of our subsidiaries. The total amount of bonds with this indemnity outstanding as of December 31, 2003 was approximately $32 million, with an actual exposure of approximately $4 million.

     If either Standard & Poor’s or Moody’s were to downgrade our credit rating below investment grade, we may be required to provide credit enhancement in the form of cash collateral, letters of credit or other security to satisfy part or potentially all of these exposures. If either Standard & Poor’s or Moody’s were to downgrade our debt securities below investment grade, it would restrict our ability to issue long-term debt securities. See “— We are subject to regulatory restrictions on accessing capital” below.

     Any such downgrading of our ratings could increase our cost of capital, impair our access to the capital markets and adversely affect our liquidity position.

A reduction in our access to sources of liquidity may increase our cost of capital and our dependence on bank lenders and external capital markets.

     Historically, we have relied on bank lines of credit, the commercial paper market and dividends from our regulated utility subsidiaries to meet our cash requirements, including dividend payments to our shareholders, and the short-term liquidity requirements of our business.

     An inability to obtain bank financing on favorable terms could limit our ability to contribute equity or make loans to our subsidiaries, including our regulated utilities, and may cause us and our subsidiaries to seek alternative sources of funds to meet our cash needs.

     Access to the capital markets and our cost of capital will be affected by our credit ratings (and the ratings of our affiliated companies) and prevailing conditions in the capital markets. If we are unable to access the capital markets on favorable terms, our ability to fund our operations and required capital expenditures and other investments may be adversely affected.

     Our utility subsidiaries also rely on accessing the capital markets to support their capital expenditure programs and other capital requirements to maintain and build their utility infrastructure and comply with future requirements such as installing emission-control equipment. If our utility subsidiaries are unable to access the capital markets on favorable terms, our subsidiaries ability to fund operations and required capital expenditures and other investments may be adversely affected.

We must rely on cash from our subsidiaries to make debt payments.

     We are a holding company and thus our investments in our subsidiaries are our primary assets. Substantially all of our operations are conducted by our subsidiaries. Consequently, our operating cash flow and our ability to service our indebtedness, including the senior notes, depends upon the operating cash flow of our subsidiaries and the payment of funds by them to us in the form of dividends. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due pursuant to the senior notes or to make any funds available for that purpose, whether by dividends or otherwise. In addition, each subsidiary’s ability to pay dividends to us depends on any statutory and/or contractual restrictions that may be applicable to such subsidiary, which may include requirements to maintain minimum levels of working capital and other assets.

     Our utility subsidiaries are regulated by various state utility commissions which generally possess broad powers to ensure that the needs of the utility customers are being met. To the extent that the state commissions attempt to impose restrictions on the ability of our utility subsidiaries to pay dividends to us, it could adversely affect our ability to make payments on the senior notes or otherwise meet our financial obligations.

We are subject to regulatory restrictions on accessing capital.

     We are a public utility holding company registered with the SEC under PUHCA. PUHCA contains limitations on the ability of registered holding companies and certain of their subsidiaries to issue securities. Such registered holding companies and subsidiaries may not issue securities unless authorized by an exemptive rule or order of the SEC.

     Because the exemptions available to us are limited, we sought and received financing authority from the SEC under PUHCA for various financing arrangements. Our original financing authority permitted us, subject to satisfaction of certain conditions, to issue through September 30, 2003 up to $2 billion of common stock and long-term debt and $1.5 billion of short-term debt at the holding company level. We have issued $2 billion of long-term debt and common stock. Other than the $19 million under our 5-year facility and any current maturities of long-tern debt, we have no short-term debt outstanding at the holding company level. On September 30, 2003, the SEC approved our request for an extension of our financing authority through June 30, 2005 and to increase our authority to issue common stock and long-term debt from $2 billion to $2.5 billion.

     One of the conditions of our financing order is that our ratio of common equity to total capitalization, on a consolidated basis, be at least 30 percent. During 2002 and 2003, we were required to record significant asset impairment losses from sales or divestitures of NRG assets and businesses, from NRG’s canceling or deferring the funding of certain projects under construction and from NRG’s deciding not to contribute additional funds to certain projects already operating. As a result, our common equity ratio fell below 30 percent. As of December 31, 2003 our common equity ratio was approximately 43 percent.

     If our common equity ratio falls below the 30 percent level, and we are unable to obtain additional relief from the SEC, we may not be able to issue securities (except that we could issue common stock even if our equity ratio is below 30%), which could have a material adverse effect on our ability to make payments on the senior notes and otherwise meet our capital and other needs.

     Another condition of our financing order is that (a) if the security to be issued is rated, it is rated investment grade by at least one nationally recognized rating agency and (b) all our outstanding securities (except our preferred stock) that are rated must be rated investment grade by at least one nationally recognized rating agency. As of March 15, 2004, our senior unsecured debt was rated “BBB-” by Standard & Poor’s and “Baa3” (under review for possible upgrade) by Moody’s, which is investment grade.

     PUHCA requires that retained earnings be at least equal to the proposed dividend payment or that we receive a waiver of that requirement from the SEC. As a result of additional write-downs at NRG, our retained earnings were a deficit of approximately $245 million on June 30, 2003, which resulted in a delay in payment of normal dividends. The delayed dividends were subsequently declared and paid in 2003. As of December 31, 2003, our retained earnings were approximately $369 million.

     For additional information regarding our liquidity and capital resources, and the effect that the reductions in our credit ratings have had on our access to capital, see “Management’s Discussion and Analysis” in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated herein by reference.

Risks Associated with Our Business

Recent and ongoing lawsuits relating to our former ownership of NRG could impair our profitability and liquidity and could divert the attention of our management.

     On July 31, 2002, a lawsuit purporting to be a class action on behalf of purchasers of our common stock between January 31, 2001 and July 26, 2002, was filed in the U.S. District Court for the District of Minnesota. The complaint named us; Wayne H. Brunetti, chairman and chief executive officer; Edward J. McIntyre, former vice president and chief financial officer; and former chairman James J. Howard as defendants. Among other things, the complaint alleged violations of Section 10(b) of the Securities Exchange Act and Rule 10b-5 related to allegedly false and misleading disclosures concerning various issues including but not limited to “round trip” energy trades; the nature, extent and seriousness of liquidity and credit difficulties at NRG; and the existence of cross-default provisions (with NRG credit agreements) in certain of our credit agreements. After filing the lawsuit, several additional lawsuits were filed with similar allegations, one of which added claims on behalf of a purported class of purchasers of two series of senior notes issued by NRG in January 2001. The cases have all been consolidated, and a consolidated amended complaint has been filed. The amended complaint charges false and misleading disclosures concerning “round trip” energy trades and the existence of provisions in our credit agreements for cross-defaults in the event of a default by NRG in one or more of NRG’s credit agreements; it adds as additional defendants Gary R. Johnson, general counsel; Richard C. Kelly, then president of Xcel Energy Enterprises; two former executive officers and one current executive officer of NRG, David H. Peterson, Leonard A. Bluhm, and William T. Pieper; and a former independent director of NRG, Luella G. Goldberg; and it adds claims of false and misleading disclosures, also regarding “round trip” trades and the cross-default provisions, as well as the extent to which the “fortunes” of NRG were tied to Xcel Energy, especially in the event of a buyback of NRG’s publicly owned shares under Section 11 of the Securities Act, with respect to issuance of the senior notes by NRG. The amended complaint seeks compensatory and rescissionary damages, interest and an award of fees and expenses. On September 30, 2003, in response to the defendants’ motion to dismiss, the court issued an order dismissing the claims brought by purchasers of the NRG senior notes against defendants James Howard, Gary R. Johnson, Richard

C. Kelly, David H. Peterson, Leonard A. Bluhm, William T. Pieper and Luella Goldberg. The court, however, denied the motion related to claims brought by our shareholders against us, James Howard, Wayne Brunetti and Edward McIntyre. Subsequently, following a pre-trial conference in December 2003, this matter was ordered to be ready for trial by February 1, 2006. Presently the parties are in the preliminary stages of discovery.

     On August 15, 2002, a shareholder derivative action was filed in the U.S. District Court for the District of Minnesota, purportedly on behalf of us, against the directors and certain present and former officers, citing essentially the same circumstances as the securities class actions described immediately preceding and asserting breach of fiduciary duty. This action has been consolidated for pre-trial purposes with the securities class actions and an amended complaint was filed. After the filing of this action, two additional derivative actions were filed in the state trial court for Hennepin County, Minnesota, against essentially the same defendants, focusing on allegedly wrongful energy trading activities and asserting breach of fiduciary duty for failure to establish adequate accounting controls, abuse of control and gross mismanagement. Considered collectively, the complaints seek compensatory damages, a return of compensation received and awards of fees and expenses. In each of the cases, the defendants filed motions to dismiss the complaint or amended complaint for failure to make a proper pre-suit demand, or in the federal court case, to make any pre-suit demand at all, upon our board of directors. The motions in federal court have not been ruled upon. In an order dated January 6, 2004, the Minnesota district court judge granted the defendants’ motion to dismiss both of the state court actions. On March 3, 2004, the plaintiffs filed notices of appeal related to this decision. Discovery is proceeding in conjunction with the securities litigation, previously described.

     On September 23, 2002, and October 9, 2002, two essentially identical actions were filed in the U.S. District Court for the District of Colorado, purportedly on behalf of classes of employee participants in our and our predecessors’ 401(k) or employee stock ownership plans, from as early as September 23, 1999, forward. The complaints in the actions name as defendants us, our directors, certain former directors, James J. Howard and Giannantonio Ferrari, and certain former officers, Edward J. McIntyre and David E. Ripka. The complaints allege violations of the Employee Retirement Income Security Act in the form of breach of fiduciary duty in allowing or encouraging purchase, contribution and/or retention of our common stock in the plans and making misleading statements and omissions in that regard. The complaints seek injunctive relief, restitution, disgorgement and other remedial relief, interest and an award of fees and expenses. The defendants filed motions to dismiss the complaints. On March 10, 2004, the defendants’ motions were granted in part and denied in part. The plaintiffs have made certain voluntary disclosure of information, and discovery is proceeding in conjunction with the securities litigation previously described. Upon motion of defendants, the cases have been transferred to the District of Minnesota for purposes of coordination with the securities class actions and shareholders derivative action pending there.

     The defense of these lawsuits may divert the attention of our management. In addition, if any one or a combination of these cases or other similar claims result in a substantial monetary judgment against us or are settled on unfavorable terms, our results of operations and liquidity could be materially adversely affected.

Our profitability depends in part on the ability of our utility subsidiaries to recover their costs from their customers and there may be changes in circumstances or in the regulatory environment that impair the ability of our utility subsidiaries to recover costs from their customers.

     We are subject to comprehensive regulation by several federal and state utility regulatory agencies, which significantly influences our operating environment and our ability to recover our costs from utility customers. The utility commissions in the states where our utility subsidiaries operate regulate many aspects of our utility operations including siting and construction of facilities, customer service and the rates that we can charge customers.

     The profitability of our utility operations is dependent on our ability to recover costs related to providing energy and utility services to our customers. As a result of the energy crisis in California and the financial troubles at a number of energy companies, including the financial circumstances surrounding NRG, the regulatory environments in which we operate have received an increased amount of public attention. In addition, in light of the credit and liquidity events regarding NRG and its eventual bankruptcy filing, we face enhanced scrutiny from our state regulators. Although we believe that the current regulatory environment applicable to our business would permit us to recover the costs of our utility services, it is possible that there could be changes in the regulatory environment that would impair our ability to recover costs historically absorbed by our customers. State utility commissions generally possess broad powers to ensure that the needs of the utility customers are being met. We may be asked to ensure that our ratepayers are not harmed as a result of the bankruptcy filing by NRG. The state utility commissions also may seek to impose restrictions on the ability of our utility subsidiaries to pay dividends to us. If successful, this could materially and adversely affect our ability to meet our financial obligations, including making payments on the senior notes.

     In August 2002, the Minnesota Public Utilities Commission (“MPUC”) asked for information related to the impact of NRG’s financial circumstances on NSP-Minnesota. In an order dated October 22, 2002, the MPUC required NSP-Minnesota to report specified financial information and work with interested parties on various issues to ensure its commitments are fulfilled. The October 22, 2002 order references NSP-Minnesota’s commitment (made at the time of our merger with New Century Energies, Inc. in August 2000) to not seek an electric base rate increase until 2006 unless certain exceptions are met. In addition, among other requirements, the order imposes restrictions on NSP-Minnesota’s ability to encumber utility property, provide intercompany loans and the method by which it can calculate its cost of capital in present and future filings before the MPUC.

     The Public Service Commission of the State of Wisconsin and the Public Utilities Commission of the State of Colorado (“CPUC”) have also asked for information related to the impact of NRG’s financial circumstances on NSP-Wisconsin and PSCo, respectively. Neither commission has begun a formal investigation, although the CPUC has opened a docket to consider whether PSCo’s cost of debt has been adversely affected by the financial difficulties at NRG and, if so, whether any adjustments to PSCo’s cost of capital should be made in connection with its 2002 annual electric department earnings test.

     The events relating to NRG could also negatively impact the positions taken by the state regulatory commissions in pending and future rate proceedings, which could result in reduced recovery of our costs.

     As discussed above, our system also is subject to the jurisdiction of the SEC under PUHCA, which imposes a number of restrictions on the operations of registered holding company systems. These restrictions include, subject to certain exceptions, a requirement that the SEC approve securities issuances, payments of dividends out of capital or unearned surplus, sales and acquisitions of utility assets or of securities of utility companies and acquisitions of other businesses. PUHCA also generally limits the operations of a registered holding company like us to a single integrated public utility system, plus additional energy-related businesses. PUHCA rules require that transactions between affiliated companies in a registered holding company system be performed at cost, with limited exceptions.

     The FERC has jurisdiction over wholesale rates for electric transmission service and electric energy sold at wholesale in interstate commerce, hydro facility licensing and certain other activities of our utility subsidiaries. Federal, state and local agencies also have jurisdiction over many of our other activities, including regulation or retail rates and environmental matters.

     We are unable to predict the impact on our operating results from the future regulatory activities of any of these agencies. Changes in regulations or the imposition of additional regulations could have an adverse impact on our results of operations and hence could materially and adversely affect our ability to meet our financial obligations, including making payments on the senior notes.

We are subject to commodity price risk, credit risk and other risks associated with energy markets.

     We are exposed to market and credit risks in our generation, retail distribution and energy trading operations. To minimize the risk of market price and volume fluctuations, we enter into physical and financial derivative instrument contracts to hedge purchase and sale commitments, fuel requirements and inventories of natural gas, distillate fuel oil, electricity and coal, and emission allowances. However, physical and financial derivative instrument contracts do not completely eliminate risks, including commodity price changes, market supply shortages, credit risk and interest rate changes. The impact of these variables could result in our inability to fulfill contractual obligations, significantly higher energy or fuel costs relative to corresponding sales contracts or increased interest expense.

     Credit risk includes the risk that counterparties that owe us money or energy will breach their obligations. Should the counterparties to these arrangements fail to perform, we may be forced to enter into alternative arrangements. In that event, our financial results could be adversely affected and we could incur losses.

     We mark our energy trading portfolio to estimated fair market value on a daily basis (mark-to-market accounting), which causes earnings variability. Quoted market prices are utilized in determining the value of electric energy, natural gas and related derivative commodity instruments. For longer-term positions, which are limited to a maximum of eighteen months, and certain short-term positions for which market prices are not available, we utilize models based on forward price curves. These models incorporate estimates and assumptions as to a variety of factors such as pricing relationships between various energy commodities and geographic locations. Actual experience can vary significantly from these estimates and assumptions.

We may be subject to enhanced scrutiny and potential liabilities as a result of our trading operations.

     A number of parties purchasing energy in markets operated by the California Independent System Operator (“California ISO”) or the California Power Exchange have asserted prices paid for such energy were unjust and unreasonable and that refunds should be made in connection with sales in those markets for the period October 2, 2000 through June 20, 2001. PSCo supplied energy to these markets during this period and has been an active participant in the proceedings. The FERC ordered an investigation into the California ISO and California Power Exchange spot markets and concluded that the electric market structure and market rules for wholesale sales of energy in California were flawed and have caused unjust and unreasonable rates for short-term energy under certain conditions. The FERC ordered modifications to the market structure and rules in California and established an administrative law judge to make findings with respect to, among other things, the amount of refunds owed by each supplier based on the difference between what was charged and what would have been charged in a more functional market, i.e., the “market clearing price,” which in turn is based on the unit providing energy in an hour with the highest incremental cost. The initial proceeding related to California’s demand for $8.9 billion in refunds from power sellers. The administrative law judge subsequently stated that after assessing a refund of $1.8 billion for power prices, power suppliers were owed $1.2 billion because the State of California was holding funds owed to suppliers. Because of the low volume of sales that PSCo had into California after this date, PSCo’s exposure is estimated at approximately $1.2 million, which is offset by amounts owed by the California ISO to PSCo in excess of that amount.

     Certain California parties have sought rehearing of this decision. Among other things, they have asserted that the refund effective date should be set at an earlier date. They have based this request in part on the argument that the use by sellers of certain trading strategies in the California market resulted in unjust and unreasonable rates, thereby justifying an earlier refund effective date. The FERC subsequently allowed the purchasing parties to request from sellers, including PSCo, additional information regarding the market participants’ use of certain strategies and the effect those strategies may have had on the market. Based on the additional information they obtained, these purchasing entities argued to the FERC that use of these strategies did justify an earlier refund effective date. PSCo has estimated that the requested earlier effective date could increase PSCo’s refund exposure to approximately $15 million.

     In an order issued on October 16, 2003, the FERC determined that the refund effective date should not be reset to an earlier date, and gave clarification how refunds should be determined for the previously set refund period. The proceeding is still pending at the FERC to address the refund level issue. Certain California parties have filed appeals of the FERC’s decision not to establish an earlier refund effective date.

     On June 25, 2003, the FERC issued two show cause orders addressing alleged improper market behavior in the California electricity markets. In the first show cause order, the FERC found that 24 entities may have worked in concert through partnerships, alliances or other arrangements to engage in activities that constitute gaming and/or anomalous market behavior. The FERC initiated proceedings against these 24 entities requiring that they show cause why their behavior did not constitute gaming and/or anomalous market behavior. PSCo was not named in this order. In a second show cause order, the FERC indicated that various California parties, including the California ISO, have alleged that 43 entities individually engaged in one or more of seven specific types of practices that the FERC has identified as constituting gaming or anomalous market behavior within the meaning of the California ISO and California Power Exchange tariffs. PSCo was listed in an attachment to that show cause order as having been alleged to have engaged in one of the seven identified practices, namely circular scheduling. Subsequent to the show cause order, PSCo provided information to the FERC staff showing PSCo did not engage in circular scheduling. Subsequently, certain California parties requested that the FERC make PSCo subject to the show cause proceeding addressing partnerships and expand the scope of the show cause order addressing gaming and/or anomalous to have PSCo address an allegation that it engaged in another of the specified activities, namely “load shift.”

     On August 29, 2003, the FERC trial staff filed a motion to dismiss PSCo from the show cause proceeding. On January 22, 2004, the FERC granted its trial staff’s motions to dismiss certain parties, including PSCo, from the show cause proceedings addressing the use of gaming or anomalous market behavior. The FERC also rejected requests to expand the scope of the show cause proceedings. On February 23, 2004, certain California parties sought rehearing of the FERC’s orders.

     In July 2001, the FERC ordered a preliminary hearing to determine whether there may have been unjust and unreasonable charges for spot market bilateral sales in the Pacific Northwest for the period December 25, 2000 through June 20, 2001. PSCo supplied energy to the Pacific Northwest markets during this period and has been an active participant in the hearings. In September 2001, the presiding administrative law judge concluded that prices in the Pacific Northwest during the referenced period were the result of a number of factors, including the shortage of supply, excess demand, drought and increased natural gas prices. Under these circumstances the administrative law judge concluded that the prices in the Pacific Northwest markets were not unreasonable or unjust and no refunds should be ordered. Subsequent to the ruling the FERC has allowed the parties to request additional evidence regarding the use of certain strategies and how they may have impacted the markets in the Pacific Northwest markets. For the referenced period parties have claimed the total amount of transactions with PSCo subject to refund are $34 million.

     On June 25, 2003, the FERC issued an order terminating the proceeding without ordering further proceedings. On November 10, 2003, in response to requests for rehearing, the FERC reaffirmed this ruling to terminate the proceeding without refunds. Certain purchasers have filed appeals of the FERC’s orders in this proceeding.

     Pursuant to a formal order of investigation, on June 26, 2002, the SEC issued a subpoena to us requesting all documents concerning any so-called “round trip trades” with Reliant Resources, Inc. Pursuant to a another formal order of investigation, on October 3, 2002, the SEC issued a subpoena to us calling for additional information concerning certain energy trades between us on the one hand and Duke Energy Corporation and Mirant Corporation on the other, involving the same product, quantity and price executed on the same day. We have produced documents and have cooperated in these investigations, but cannot predict the outcome of any investigation.

     If it were to be determined that we acted improperly in connection with these trading activities, we could be subject to a range of potential sanctions, including civil penalties and loss of market-based trading authority.

     In addition, a number of actions have been filed in state and federal courts relating to power sales in California and other Western markets from May 2000 through June 2001. Although we and PSCo have not been named in the California litigation, it is possible that we could be brought into the pending litigation, or named in future proceedings. There are also actions pending at FERC regarding these and similar issues. We cannot assure you that we will not have to pay refunds or other damages as a result of these proceedings. Any such refunds or damages could have an adverse effect on our financial condition and results of operations.

     In 2002 and 2003, the Commodity Futures Trading Commission (“CFTC”) issued broad subpoenas to us on behalf of our affiliates, including PSCo and NRG, calling for production, among other things, of “documents related to natural gas and electricity trading,” as well as documents concerning the reporting of energy transactions to industry publications. The CFTC also requested testimony from current and former employees and executives concerning the reporting of energy transactions. We produced documents and other materials, including documents identifying instances where our e prime subsidiary reported natural gas transactions to an industry publication in a manner inconsistent with the publication’s instructions. We determined that several e prime employees reported inaccurate trading information to one industry publication and may have reported inaccurate trading information to other industry publications. e prime ceased reporting to publications in 2002.

     In January 2004, we and e prime reached a settlement agreement with the CFTC with respect to the allegations that e prime submitted inaccurate information to industry publications. Without admitting or denying the CFTC’s findings, e prime agreed to pay $16 million to settle the matter. The CFTC order resolving the matter recognized our cooperation in the CFTC’s investigation. We pledged to continue cooperating with the CFTC.

     Prior to the CFTC investigation, e prime had 32 employees. As a result of the investigation and our decision to exit the natural gas merchant business, e prime has severed all but four of its employees.

     In February 2004, a purported class action complaint was filed in the U.S. District Court for the Southern District of New York against e prime and three other defendants by Cornerstone Propane Partners, L.P., Robert Calle Gracey and Dominick Viola on behalf of a class who purchased or sold one or more New York Mercantile Exchange natural gas futures and/or options contracts during the period from January 1, 2000 to December 31, 2002. The complaint alleges that the defendants manipulated the price of natural gas futures and options and/or the price of natural gas underlying those contracts in violation of the Commodities Exchange Act. On February 2, 2004, the plaintiffs requested that this action be consolidated with a similar suit involving Reliant Energy Services. We are in the process of reviewing this recently filed complaint and intend to vigorously defend the lawsuit.

We received a Notice of Violation from the United States Environmental Protection Agency (“EPA”) alleging violations of the New Source Review requirements of the Clean Air Act at two of our stations in Colorado and we continue to respond to information requests related to several of our plants in Minnesota. The ultimate financial impact to us is uncertain at this time.

     On November 3, 1999, the United States Department of Justice filed suit against a number of electric utilities for alleged violations of the Clean Air Act’s New Source Review (“NSR”) requirements related to alleged modifications of electric generating stations located in the South and Midwest. Subsequently, the EPA also issued requests for information pursuant to the Clean Air Act to numerous other electric utilities, including us, seeking to determine whether these utilities engaged in activities that may have been in violation of the NSR requirements. In 2001, we responded to the EPA’s initial information requests related to our plants in Colorado.

     On July 1, 2002, we received a Notice of Violation (“NOV”) from the EPA alleging violations of the NSR requirements at PSCo’s Comanche and Pawnee stations in Colorado. The NOV specifically alleges that various maintenance, repair and replacement projects undertaken at the plants in the mid- to late-1990s were non-routine “major modifications” and should have required a permit under the NSR process. We believe we acted in full compliance with the Clean Air Act and NSR process. We believe that the projects identified in the NOV fit within the routine maintenance, repair and replacement exemption contained within the NSR regulations or are otherwise not subject to the NSR requirements. We also believe that the projects would be expressly authorized under the EPA’s NSR equipment-replacement rulemaking promulgated in October 2003. On December 24, 2004, the U.S. Court of Appeals for the District of Columbia stayed this rule while it considers challenges to it. We disagree with the assertions contained in the NOV and intend to vigorously defend our position. As required by the Clean Air Act, the EPA met with us in a conference in September 2002 to discuss the NOV.

     If the EPA is successful in any subsequent litigation regarding the issues set forth in the NOV or any matter arising as a result of its information requests, it could require PSCo to install additional emission control equipment at the facilities and pay civil penalties. Civil penalties are limited to not more than $25,000 to $27,500 per day for each violation, commencing from the date the violation began. The ultimate financial impact to us is not determinable at this time.

     The EPA also issued requests for information pursuant to the Clean Air Act to our subsidiary NSP-Minnesota. In 2001, NSP-Minnesota responded to the EPA’s initial information requests related to its plants in Minnesota. On May 22, 2002, the EPA issued a follow-up information request to NSP-Minnesota seeking additional information regarding NSR compliance at its plants in Minnesota. NSP-Minnesota has completed its response to the follow-up information request in the fall of 2002. NSP-Minnesota believes that it acted in full compliance with the Clean Air Act and the NSR requirements. However, if the EPA disagrees and NSP-Minnesota is unsuccessful in resolving any issues, it may be required to install additional emission control equipment at the facilities at significant cost and pay civil penalties, which could have a material adverse effect on our financial condition and results of operations.

     On December 10, 2001, the Minnesota Pollution Control Agency (“MPCA”) issued a notice of violation to NSP-Minnesota alleging air quality violations related to the replacement of a coal conveyor and violations of an opacity limitation at the A.S. King generating plant. This NOV is separate from and not related to the requests for information discussed above. The MPCA based its notice of violation in part on an EPA determination that the replacement constituted reconstruction of an affected facility under the Clean Air Act’s NSR requirements. On June 27, 2003, the EPA rejected NSP-Minnesota’s request for reconsideration of that determination. The New Source Performance Standard for coal handling systems is unlikely to require the installation of any emission controls not currently in place on the plant. It may impose additional monitoring requirements that would not have material impact on NSP-Minnesota or its operations. In addition, the MPCA or EPA may impose civil penalties for violations of up to $27,500 per day per violation. NSP-Minnesota is working with the MPCA to resolve the notice of violation.

Our subsidiary, PSCo, has received a notice from the Internal Revenue Service (“IRS”) proposing to disallow certain interest expense deductions that PSCo claimed in 1993 through 1997. Should the IRS ultimately prevail on this issue, our liquidity position and financial results could be materially adversely affected.

     One of PSCo’s wholly owned subsidiaries, PSR Investments, Inc. (“PSRI”), owns and manages, among other things, permanent life insurance policies on some of PSCo’s employees known as corporate-owned life insurance (“COLI”) policies. At various times, PSCo made borrowings against the cash values of these COLI policies and deducted the interest expense on these borrowings. The IRS issued a Notice of Proposed Adjustment to PSCo proposing to disallow interest expense deductions PSCo had taken in tax years 1993 through 1997 related to COLI policy loans. A request for technical advice from the IRS National Office with respect to the proposed adjustment had been pending. In late 2001, PSCo received a technical advice memorandum from the IRS National Office that communicated a position adverse to PSRI. Consequently, the IRS examination division is expected to begin the process of disallowing the interest expense deductions for the tax years 1993 through 1997.

     We intend to challenge the IRS determination, which could require several years to reach final resolution. Because it is our position that the IRS determination is not supported by the tax law, PSRI has not recorded any provision for income tax or interest expense related to this matter and continued to take deductions for interest expense related to policy loans on income tax returns for subsequent years. However, defense of our position may require significant cash outlays on a temporary basis if refund litigation is pursued in United States District Court.

     The total disallowance of interest expense deductions for the period of 1993 through 1997 is approximately $175 million. Additional interest expense deductions for the period 1998 through 2003 are estimated to total approximately $404 million. Should the IRS ultimately prevail on this issue, tax and interest payable through December 31, 2003 would reduce earnings by an estimated $254 million (after tax). Because we are continuing to claim deductions for interest expense related to these COLI policy loans, the tax and interest ultimately owed by us, should the IRS ultimately prevail, will continue to increase over time.

     Should the IRS ultimately prevail on the COLI policy loan issue, our liquidity position, financial condition and results of operations could be materially adversely affected.

Our subsidiary, NSP-Minnesota, is subject to the risks of nuclear generation.

     NSP-Minnesota’s two nuclear stations, Prairie Island and Monticello, subject it to the risks of nuclear generation, which include:

•	the risks associated with storage, handling and disposal of radioactive materials and the current lack of a long-term disposal solution for radioactive materials;

•	limitations on the amounts and types of insurance commercially available to cover losses that might arise in connection with nuclear operations; and

•	uncertainties with respect to the technological and financial aspects of decommissioning nuclear plants at the end of their licensed lives.

     The Nuclear Regulatory Commission has broad authority under federal law to impose licensing and safety-related requirements for the operation of nuclear generation facilities. In the event of non-compliance, the Nuclear Regulatory Commission has the authority to impose fines or shut down a unit, or both, depending upon its assessment of the severity of the situation, until compliance is achieved. Revised safety requirements promulgated by the Nuclear Regulatory Commission could necessitate substantial capital expenditures at NSP-Minnesota’s nuclear plants. In addition, although we have no reason to anticipate a serious nuclear incident, if an incident did occur, it could have a material adverse effect on our results of operations or financial condition. Furthermore, the non-compliance of other nuclear facilities operators with applicable regulations or the occurrence of a serious nuclear incident at other facilities could result in increased regulation of the industry as a whole, which could then increase NSP-Minnesota’s compliance costs and impact the results of operations of its facilities.

Recession, grid disturbances, acts of war or terrorism could negatively impact our business.

     The consequences of a prolonged recession and adverse market conditions may include the continued uncertainty of energy prices and the capital and commodity markets. We cannot predict the impact of any continued economic slowdown or fluctuating energy prices. However, such impact could have a material adverse effect on our financial condition and results of operations.

     Also, because our generation and transmission systems are part of an interconnected regional grid, we face the risk of possible loss of business due to a disruption or black-out caused by an event (severe storm, generator or transmission facility outage) on a neighboring system or the actions of a neighboring utility, similar to the August 14, 2003 black-out in portions of the eastern U.S. and Canada. Any such disruption could result in a significant decrease in revenues and significant additional costs to repair assets, which could have a material adverse impact on our financial condition and results of operation.

     The conflict in Iraq and any other military strikes or sustained military campaign may affect our operations in unpredictable ways and may cause changes in the insurance markets, force us to increase security measures and cause disruptions of fuel supplies and markets, particularly with respect to gas and energy. The possibility that infrastructure facilities, such as electric generation, transmission and distribution facilities, would be direct targets of, or indirect casualties of, an act of war may affect our operations. War and the possibility of further war may have an adverse impact on the economy in general. A lower level of economic activity might result in a decline in energy consumption, which may adversely affect our revenues and future growth. Instability in the financial markets as a result of war may also affect our ability to raise capital.

     Further, like other operators of major industrial facilities, our generation plants, fuel storage facilities and transmission and distribution facilities may be targets of terrorist activities that could result in disruption of our ability to produce or distribute some portion of our energy products. Any such disruption could result in a significant decrease in revenues and significant additional costs to repair and insure our assets, which could have a material adverse impact on our financial condition and results of operation.

Increased competition resulting from restructuring efforts could have a significant financial impact on us and consequently decrease our revenue.

     Retail competition and the unbundling of regulated energy and gas service could have a significant financial impact on us and our subsidiaries due to an impairment of assets, a loss of retail customers, lower profit margins and/or increased costs of capital. The restructuring may have a significant impact on our financial position, results of operations and cash flows. We cannot predict when we will be subject to changes in legislation or regulation, nor can we predict the impact of these changes on our financial position, results of operations or cash flows. We believe that the prices our utility subsidiaries charge for electricity and gas and the quality and reliability of their service currently place them in a position to compete effectively in the energy market.

Our operating results may fluctuate on a seasonal and quarterly basis and can be adversely affected by milder weather.

     Our electric and gas utility businesses are seasonal businesses and weather patterns can have a material impact on our operating performance. Demand for electricity is often greater in the summer and winter months associated with cooling and heating. Because natural gas is heavily used for residential and commercial heating, the demand for this product depends heavily upon weather patterns throughout our service territory and a significant amount of natural gas revenues are recognized in the first and fourth quarters related to the heating season. Accordingly, our operations have historically generated less revenues and income when weather conditions are milder in the winter and cooler in the summer. We expect that unusually mild winters and summers would have an adverse effect on our financial condition and results of operations.

Risks Related to the Senior Notes

The senior notes are effectively subordinated to all existing and future indebtedness and liabilities of our subsidiaries and would have a claim that is junior with respect to the assets securing any secured debt issued by us.

     As a stockholder, rather than a creditor, of our subsidiaries, our right and the rights of our creditors to participate in the assets of any of our subsidiaries upon any liquidation or reorganization of that subsidiary will rank behind the claims of that subsidiary’s creditors, including trade creditors (except to the extent we have a claim as a creditor of such subsidiary). As a result, the senior notes are effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries.

     As of December 31, 2003, our subsidiaries had outstanding indebtedness and other liabilities of approximately $13 billion. Some of these liabilities are secured by the assets of these subsidiaries. We and our subsidiaries may incur additional debt. The indenture governing the senior notes does not contain any restriction on us or our subsidiaries incurring additional debt, including secured debt which would have a prior claim on the assets securing the debt. We would need to obtain certain federal and state regulatory approvals in order to issue secured debt at the holding company level.

Any lowering of the credit ratings of our senior debt would likely reduce the value of the senior notes.

     As described above under the caption “Risk Factors — Risks Related to Our Liquidity and Access to the Capital Markets,” our credit ratings were lowered in 2002 and could be further lowered in the future. Any lowering of the credit rating of our senior debt would likely reduce the value of the senior notes.

The senior notes have no prior public market and a public market may not develop or be sustained after the offering.

     Although the senior notes generally may be resold or otherwise transferred by holders who are not our affiliates without compliance with the registration requirements under the Securities Act, they do not have an established trading market. If an active public market does not develop, the market price and liquidity of the senior notes may be adversely affected. Furthermore, we do not intend to apply for listing of the senior notes on any securities exchange or automated quotation system.

     Even if a market for the senior notes does develop, you may not be able to resell the senior notes for an extended period of time, if at all. In addition, future trading prices for the senior notes will depend on many factors, including, among other things, prevailing interest rates, our financial condition and the market for similar securities. As a result, you may not be able to liquidate your investment quickly or to liquidate it at an attractive price.

Broker-dealers or holders of our senior notes are subject to the registration and prospectus delivery requirements of the Securities Act.

     On December 19, 2003, we completed an offering whereby we issued the senior notes, which were registered under the Securities Act, in exchange for a similar series of notes that we had issued in a private placement.

     Any broker-dealer that:

•	exchanged its notes that we had issued in a private placement for senior notes for the purpose of participating in a distribution of the senior notes; or

•	exchanged its notes that were received by it for its own account in the private placement in exchange for the senior notes,

may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the senior notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

     In addition to broker-dealers, any holder of senior notes that exchanged its notes that we had issued in a private placement for senior notes for the purpose of participating in a distribution of the senior notes may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that holder of senior notes.

USE OF PROCEEDS

     We will not receive any cash proceeds from the resale of the senior notes.

     We did not receive any cash proceeds from the exchange of our senior notes for the similar notes that we had issued in a private placement. That exchange offer was intended to satisfy our obligations under the registration rights agreement that we entered into in connection with the private offering of those similar notes.

     The net proceeds from our issuance and sale of the notes that we issued in a private placement, after deducting discounts, commissions and offering expenses, were approximately $193 million. We added these net proceeds to our general funds and applied them to repay a portion of outstanding indebtedness under our five-year credit facility.

DESCRIPTION OF THE SENIOR NOTES

     The description below contains summaries of selected provisions of the indenture under which the senior notes were issued. The following description of provisions of the senior notes is not complete and is subject to, and qualified in its entirety by reference to, the senior notes and the indenture. For purposes of this “Description of the Senior Notes,” any references to “Xcel Energy,” “we,” “our,” “us” or the “company” refer to Xcel Energy Inc. and not its subsidiaries.

General

     We issued the senior notes as a series of securities under the Indenture dated December 1, 2000 between us and Wells Fargo Bank Minnesota, National Association, as trustee (the “Trustee”). We refer to this indenture, as supplemented and to be supplemented by various supplemental indentures, as the “Indenture.” We refer to the debt securities issued under the Indenture, whether previously issued or to be issued in the future, including the senior notes, as the “debt securities.”

     The senior notes bear interest at a rate of 3.40 percent per year and will mature on July 1, 2008.

Form and Denomination

     We issued the senior notes in fully registered form, without coupons, in denominations of $1,000 principal amount and whole multiples of $1,000. The senior notes are represented by a global security registered in the name of The Depository Trust Company (“DTC”), as Depository (the “Depository”), or its nominee and is available only in book-entry form. See “Book-Entry System.” We will pay principal and interest in immediately available funds to the registered holder, which is DTC or its nominee.

Ranking

     The senior notes are our unsecured and unsubordinated obligations. The senior notes rank on a parity in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. However, the senior notes are and will be subordinated to any of our secured indebtedness, as to the assets securing such indebtedness. As of December 31, 2003, we had no secured indebtedness and had unsecured and unsubordinated indebtedness of $1 billion outstanding.

     In addition, the senior notes are effectively subordinated to all existing and future liabilities of our subsidiaries. We are a holding company and conduct business through our various subsidiaries. As a result, our cash flow and consequent ability to meet our debt obligations primarily depend on the earnings of our subsidiaries, and on dividends and other payments from our subsidiaries. Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of our subsidiaries, could limit our ability to obtain cash from our subsidiaries for the purpose of meeting debt service obligations, including the payment of principal and interest on the senior notes. Any rights to receive assets of any subsidiary upon its liquidation or reorganization and the consequent right of a holder of the senior notes to participate in those assets will be subject to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of that subsidiary, in which case its claims would still be subordinate to any security interests in the assets of that subsidiary. As of December 31, 2003, our subsidiaries had aggregate indebtedness and other liabilities of approximately $13 billion.

Payment and Paying Agents

     The entire principal amount of the senior notes will mature and become due and payable, together with any accrued and unpaid interest, on July 1, 2008. Each senior note bears interest at the rate of 3.40 percent per year. The interest is payable semi-annually on January 1 and July 1 of each year. The interest will be paid to the person in whose name the senior note is registered at the close of business on the December 15 or June 15 immediately preceding the January 1 or July 1. We will compute the interest on the basis of a 360-day year comprised of twelve 30-day months.

     Principal, interest and premium, if any, on the senior notes will be paid in the manner described under “Book-Entry System.”

     All monies paid by us to a paying agent for the payment of principal, interest or premium, if any, on any senior notes which remain unclaimed at the end of two years after that principal, interest or premium has become due and payable will be repaid to us and the holder of that senior note will thereafter look only to us for payment of that principal, interest or premium.

Redemption Provisions

     There are no provisions in the Indenture or the senior notes that require us to redeem, or permit the holders to cause a redemption of, the senior notes or that otherwise protect the holders in the event that we incur substantial additional indebtedness, whether or not in connection with a change in control of our company. However, any change in control transaction that involves the incurrence of substantial additional long-term indebtedness by us in such a transaction could require approval of state regulatory authorities and, possibly, of federal utility regulatory authorities. Management believes that such approvals would be unlikely in any transaction that would result in our company, or a successor to our company, having a highly leveraged capital structure.

     We may redeem the senior notes at any time, in whole or in part, at a redemption price equal to the greater of (1) the principal amount being redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the senior notes being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 25 basis points, plus in each case accrued interest to the redemption date.

     “Treasury Yield” means, for any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

     “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the senior notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the senior notes.

     “Independent Investment Banker” means UBS Securities LLC or its successor or, if such firm or its successor is unwilling or unable to select the Comparable Treasury Issue, one of the remaining Reference Treasury Dealers appointed by the Trustee after consultation with us.

     “Comparable Treasury Price” means, for any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding the redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if that release (or any successor release) is not published or does not contain those prices on that business day, (A) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations for the redemption date, or (B) if we obtain fewer than four Reference Treasury Dealer Quotations, the average of all of the Quotations.

     “Reference Treasury Dealer Quotations” means, for each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding the redemption date.

     “Reference Treasury Dealer” means (1) each of Credit Suisse First Boston LLC, McDonald Investments Inc., UBS Securities LLC and any other primary U.S. Government Securities dealer in the United States (a “Primary Treasury Dealer”) designated by, and not affiliated with, Credit Suisse First Boston LLC, McDonald Investments

Inc., UBS Securities LLC and their respective successors, provided, however, that if any of the foregoing or any of their designees ceases to be a Primary Treasury Dealer, we will appoint another Primary Treasury Dealer as a substitute and (2) any other Primary Treasury Dealer selected by us.

     Notice of redemption will be given by mail not less than 30 days but not more than 60 days prior to the date fixed for redemption to the holders of the senior notes to be redeemed. If we elect to redeem less than all the senior notes and the senior notes are at the time represented by one or more global securities, then the Depository will select by lot the particular interest to be redeemed. If we elect to redeem less than all of the senior notes, and the senior notes are not represented by a global security, then the Trustee will select the particular senior notes to be redeemed in a manner it deems appropriate and fair.

     The senior notes do not provide for any sinking fund.

Events of Default

     The following are events of default under the Indenture:

•	default in the payment of principal and premium, if any, on any debt security issued under the Indenture when due and payable and continuance of that default for 5 days;

•	default in the payment of interest on any debt security when due which continues for 30 days;

•	default in the performance or breach of our other covenants or warranties in the Indenture and the continuation of that default or breach for 90 days after written notice to us by the Trustee or to us and the Trustee by holders of at least 33 percent in principal amount of the outstanding debt securities as provided in the Indenture; and

•	specified events of bankruptcy, insolvency or reorganization of our company.

     Acceleration of Maturity. If an event of default occurs and is continuing, either the Trustee or the holders of a majority in principal amount of the outstanding debt securities may declare the principal amount of all debt securities to be due and payable immediately. At any time after an acceleration of the debt securities has been declared, but before a judgment or decree of the immediate payment of the principal amount of the debt securities has been obtained, if we pay or deposit with the Trustee a sum sufficient to pay all matured installments of interest and the principal and any premium which has become due otherwise than by acceleration and all defaults have been cured or waived, then that payment or deposit will cause an automatic rescission and annulment of the acceleration of the debt securities.

     Indemnification of Trustee. The Trustee generally will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless the holders have offered reasonable security or indemnity to the Trustee.

     Right to Direct Proceedings. The holders of a majority in principal amount of the outstanding debt securities generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred on the Trustee, relating to the debt securities.

     Limitation on Rights to Institute Proceedings. No holder of the debt securities will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the Indenture, unless:

•	the holder has previously given the Trustee written notice of a continuing event of default with respect to the debt securities;

•	the holders of a majority in principal amount of the outstanding debt securities affected by such event of default have made written request, and the holder or holders have offered reasonable indemnity, to the Trustee, to institute the proceeding as trustee; and

•	the Trustee has failed to institute the proceeding within 60 days after the notice, request and offer.

     No Impairment of Right to Receive Payment. Notwithstanding any other provision of the Indenture, the holder of any debt security will have the absolute and unconditional right to receive payment of the principal, premium, if any, and interest on that debt security when due, and to institute suit for enforcement of that payment. This right may not be impaired without the consent of the holder.

     Notice of Default. The Trustee is required to give the holders notice of the occurrence of a default within 90 days of the default, unless the default is cured or waived. Except in the case of a payment default on the debt securities, or a default in the payment of any sinking or purchase fund installments, the Trustee may withhold the notice if its board of directors or trustees, executive committee or a trust committee of directors or trustees or responsible officers determines in good faith that it is in the interest of holders to do so. We are required to deliver to the Trustee each year a certificate as to whether or not we are in compliance with the conditions and covenants under the Indenture.

     Waiver. The holders of not less than a majority in aggregate principal amount of the outstanding debt securities may, on behalf of the holders of all debt securities, waive any default or event of default, except a default in the payment of the principal, premium, if any, or interest on the debt securities.

Registration, Transfer and Exchange

     The senior notes may be exchanged for other senior notes of the same series of any authorized denominations and of a like aggregate principal amount and kind.

     The senior notes may be presented for registration of transfer (duly endorsed or accompanied by a duly executed written instrument of transfer), at the office of the Trustee maintained for such purpose with respect to the senior notes, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon being satisfied with the documents of title and indemnity of the person making the request.

     In the event of any redemption of the senior notes, the Trustee will not be required to exchange or register a transfer of any senior note selected, called or being called for redemption except, in the case of any senior note to be redeemed in part, the portion thereof not to be so redeemed.

Modification

     We and the Trustee may modify and amend the Indenture from time to time. Depending upon the type of amendment, we may not need the consent or approval of any of the holders of the debt securities, including the senior notes offered by this prospectus, or we may need either the consent or approval of the holders of a majority in principal amount of the outstanding debt securities affected by the proposed amendment or the consent or the approval of each holder affected by the proposed amendment.

     We will not need the consent of the holders for the following types of amendments:

•	curing any ambiguity, or curing, correcting or supplementing any defective or inconsistent provision or supplying an omission arising under the Indenture;

•	changing or eliminating any of the provisions of the Indenture, provided that this change or elimination is to become effective only when:

•	there is no outstanding debt security created prior to the execution of the supplemental indenture which will receive the benefit of this provision; or

•	this change or elimination is applicable only to debt securities issued after the date this change or elimination becomes effective;

•	establishing the form of the debt securities or establishing or reflecting any terms of any debt security as provided in the Indenture;

•	evidencing our successor corporation and the assumption by our successor of our covenants in the Indenture and in the debt securities;

•	granting or conferring upon the Trustee any additional rights, remedies, powers or authority for the benefit of the holders of the debt securities;

•	permitting the Trustee to comply with any duties imposed upon it by law;

•	specifying further the duties and responsibilities of the Trustee, any authenticating agent and any paying agent and defining further the relationships among the Trustee, authenticating agent and paying agent;

•	adding to our covenants for the benefit of the holders or surrendering a right given to us in the Indenture;

•	adding security for the debt securities; or

•	making any change that is not prejudicial to the Trustee or the holders of the debt securities that is not stated in the Indenture.

     We will need the consent of the holders of each outstanding debt security affected by a proposed amendment if the amendment would cause any of the following to occur:

•	a change in the maturity date or rate of any debt security;

•	a change in date on which any debt security may be redeemed or repaid at the option of the holder;

•	a reduction in the principal amount of any debt security or the premium payable on any debt security;

•	a change in the currency of any payment of principal, premium or interest on any debt security;

•	an impairment of the right of a holder to institute suit for the enforcement of any payment relating to any debt security;

•	a reduction in the percentage of outstanding debt securities necessary to consent to the modification or amendment of the Indenture; or

•	a modification of these requirements or a reduction to less than a majority of the percentage of outstanding debt securities necessary to waive events of default under the Indenture.

Defeasance and Discharge

     We may be discharged from all obligations relating to the debt securities and the Indenture (except for specified obligations such as obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities and maintain paying agencies) if we irrevocably deposit with the Trustee, in trust for the benefit of holders of debt securities, money or United States government obligations, or any combination thereof, sufficient to make all payments of principal, premium and interest on the debt securities on the dates those payments are due. If we discharge those obligations, we must deliver to the Trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or discharge of the Indenture. Upon any discharge of our obligations as described above, we will be deemed to have paid and discharged our entire indebtedness represented by the debt securities and our obligations under the debt securities.

Consolidation, Merger and Sale of Assets; No Financial Covenants

     We will not consolidate with or merge into any other corporation or sell, or otherwise dispose all or substantially all our assets unless (1) the successor or transferee corporation assumes by supplemental indenture our obligations to pay the principal and premium and interest on debt securities issued under the Indenture and our obligation to perform every covenant of the Indenture to be performed or observed by us and (2) we or the successor or transferee corporation, as applicable, are not, immediately following such consolidation, merger, sale or disposition, in default in the performance of any such covenant. Upon any consolidation, merger, sale or transfer or disposition of all or substantially all of the assets of our company, the successor or transferee corporation will succeed to, and be substituted for, and may exercise every right and power of, our company under the Indenture with the same effect as if the successor corporation had been named as us in the Indenture and we will be released from all obligations under the Indenture. Regardless of whether a sale or transfer of assets might otherwise be considered a sale of all or substantially all of our assets, the Indenture also specifically permits any sale, transfer or conveyance of our non-utility subsidiaries if, following such sale or transfer, the senior notes offered by this prospectus are rated by Standard & Poor’s and Moody’s at least as high as the ratings accorded the senior notes immediately prior to the sale, transfer or disposition.

     The Indenture does not contain any financial or other similar restrictive covenants. The Indenture does not contain any provisions restricting us from incurring additional indebtedness secured by some or all of our assets. However, our ability to issue secured debt at the holding company level currently is severely limited due to regulatory constraints.

Resignation or Removal of Trustee

     The Trustee may resign at any time by notifying us in writing and specifying the day that the resignation is to take effect. The resignation will not take effect, however, until the later of the appointment of a successor trustee and the day the resignation is to take effect.

     The holders of a majority in principal amount of the outstanding debt securities may remove the Trustee at any time. In addition, so long as no event of default or event which, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing, we may remove the Trustee upon (1) notice to the holder of each security outstanding under the Indenture and (2) upon written notice to the Trustee.

Concerning the Trustee

     Wells Fargo Bank Minnesota, National Association is the Trustee. We maintain banking relationships with the Trustee in the ordinary course of business. The Trustee also acts as trustee for certain debt securities of our subsidiaries.

Governing Law

     The Indenture and the senior notes are governed by, and construed in accordance with, the laws of the State of Minnesota.

BOOK-ENTRY SYSTEM

     The senior notes were initially issued in the form of a global senior note (the “global senior note”). The global senior note was deposited, on the date of the issuance of the senior notes in exchange for a similar series of notes that we had issued in a private placement, with, or on behalf of, DTC and was registered in the name of DTC or its nominee. Investors may hold their beneficial interests in the global senior note directly through DTC or indirectly through organizations which are participants in the DTC system.

     Unless and until it is exchanged in whole or in part for certificated senior notes, the global senior note may not be transferred except as a whole by DTC or its nominee.

     DTC has advised us as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 85 countries that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of Direct Participants of DTC and Members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. DTC has Standard & Poor’s highest rating: AAA. The DTC Rules applicable to its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

     Upon the issuance of the global senior note, DTC or its custodian credited, on its internal system, the respective principal amounts of the senior notes represented by the global senior note to the accounts of persons who have accounts with DTC. Ownership of beneficial interests in the global senior note is limited to persons who have accounts with DTC or persons who hold interests through the persons who have accounts with DTC. Persons who have accounts with DTC are referred to as “participants.” Ownership of beneficial interests in the global senior note is shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee, with respect to interests of participants, and the records of participants, with respect to interests of persons other than participants.

     As long as DTC or its nominee is the registered owner or holder of the global senior note, DTC or the nominee, as the case may be, will be considered the sole record owner or holder of the senior notes represented by the global senior note for all purposes under the Indenture and the senior notes. No beneficial owners of an interest in the global senior note will be able to transfer that interest except according to DTC’s applicable procedures, in addition to those provided for under the Indenture. Owners of beneficial interests in the global senior note will not:

•	be entitled to have the senior notes represented by the global senior note registered in their names or receive or be entitled to receive physical delivery of certificated senior notes in definitive form; and

•	be considered to be the owners or holders of any senior notes under the global senior note.

     Accordingly, each person owning a beneficial interest in the global senior note must rely on the procedures of DTC and, if a person is not a participant, on the procedures of the participant through which that person owns its interests, to exercise any right of a holder of senior notes under the global senior note. We understand that under existing industry practice, if an owner of a beneficial interest in the global senior note desires to take any action that

DTC, as the holder of the global senior note, is entitled to take, DTC would authorize the participants to take that action, and that the participants would authorize beneficial owners owning through the participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

     Payments of the principal of, premium, if any, and interest on the senior notes represented by the global senior note will be made by us to the Trustee and from the Trustee to DTC or its nominee, as the case may be, as the registered owner of the global senior note. Neither we, the Trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global senior note or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the global senior note will credit participants’ accounts with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of the global senior note, as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global senior note held through these participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for these customers. These payments will be the responsibility of these participants.

     Transfer between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a holder requires physical delivery of senior notes in certificated form for any reason, including to sell senior notes to persons in states which require the delivery of the senior notes or to pledge the senior notes, a holder must transfer its interest in the global senior note in accordance with the normal procedures of DTC and the procedures set forth in the Indenture.

     Unless and until it is exchanged in whole or in part for certificated senior notes in definitive form, the global senior note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

     DTC has advised us that DTC will take any action permitted to be taken by a holder of senior notes, including the presentation of senior notes for exchange as described below, only at the direction of one or more participants to whose account the DTC interests in the global senior note are credited. Further, DTC will take any action permitted to be taken by a holder of senior notes only in respect of that portion of the aggregate principal amount of senior notes as to which the participant or participants has or have given that direction.

     Although DTC has agreed to these procedures in order to facilitate transfers of interests in the global senior note among participants of DTC, it is under no obligation to perform these procedures, and may discontinue them at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Subject to specified conditions, any person having a beneficial interest in the global senior note may, upon request to the trustee, exchange the beneficial interest for senior notes in certificated form. Upon any issuance of certificated senior notes, the trustee is required to register the certificated senior notes in the name of, and cause the same to be delivered to, the person or persons, or the nominee of these persons. In addition, if DTC is at any time unwilling or unable to continue as a depositary for the global senior note, and a successor depositary is not appointed by us within 120 days, we will issue certificated senior notes in exchange for the global senior note.

PLAN OF DISTRIBUTION

     Each broker-dealer that received senior notes for its own account when we issued the senior notes in exchange for a similar series of notes that we had issued in a private placement must deliver a prospectus in connection with any resale of such senior notes. Broker-dealers may use this prospectus, as it may be amended or supplemented from time to time, for resales of senior notes received in exchange for the similar notes that we issued in the private placement where those similar notes were acquired as a result of market-making activities or other trading activities. We have agreed that, until July 16, 2004, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     We will not receive any proceeds from any resale of senior notes by broker-dealers. Broker-dealers may resell senior notes received for their own account in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the senior notes; or

•	a combination of such methods of resale.

     The prices at which these resales occur may be:

•	at market prices prevailing at the time of resale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

     Broker-dealers may make any such resale directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such senior notes. Any broker-dealer that received senior notes for its own account in exchange for the similar series of notes that we had issued in a private placement and any broker or dealer that participates in a distribution of such senior notes may be deemed to be an “underwriter” within the meaning of the Securities Act. Any profit on any such resale of senior notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.

     Furthermore, any broker-dealer that acquired any of the similar notes that we had issued in a private placement directly from us:

•	may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (available April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (available June 5, 1991) and Shearman & Sterling, SEC no-action letter (available July 2, 1983); and

•	must also be named as a selling senior noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

     Until July 16, 2004, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents.

LEGAL OPINIONS

     Legal opinions relating to the senior notes were rendered by our counsel, Gary R. Johnson, 800 Nicollet Mall, Suite 3000, Minneapolis, Minnesota. Gary R. Johnson is our Vice President and General Counsel and is the beneficial owner, as of December 31, 2003, of 20,468.52 shares of our common stock.

EXPERTS

      The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report dated February 27, 2004, (which expresses an unqualified opinion based on their audits and as it relates to 2002 and 2001, the report of other auditors, and includes emphasis of a matter paragraphs relating to the adoption of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, effective January 1, 2002, SFAS No. 143, Accounting for Asset Retirement Obligations, effective January 1, 2003, and Derivatives Implementation Group Issue No. C20, Scope Exceptions: Interpretation of the Meaning of Not Clearly and Closely Related in Paragraph 10(b) Regarding Contracts with a Price Adjustment Feature, effective October 1, 2003) which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The audited consolidated financial statements of NRG Energy, Inc. and subsidiaries at December 31, 2002, and for each of the two years in the period ended December 31, 2002, not separately presented herein, have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report thereon is incorporated by reference herein. Such consolidated financial statements, to the extent they have been included in the consolidated financial statements of Xcel Energy Inc., have been so included in reliance on the report (which contains an explanatory paragraph relating to the ability of NRG Energy, Inc. to continue as a going concern as described in Note 1 to the consolidated financial statements) of such independent accountants given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available free of charge to the public over the Internet at the SEC’s web site at http://www.sec.gov. Our SEC filings are also available at our web site at http://www.xcelenergy.com. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

     We are “incorporating by reference” the documents filed with the SEC that are listed below, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made after the date of the registration statement of which this prospectus is a part with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, through July 16, 2004.

•	Our Annual Report on Form 10-K for the year ended December 31, 2003; and

•	Our Current Reports on Form 8-K filed January 14, January 28, January 28 and February 11.

     We are not required to, and do not, provide annual reports to holders of our senior notes unless specifically requested by a holder.

     You may also obtain a copy of these filings with the SEC at no cost by writing to or telephoning us at the following address:

Corporate Secretary Xcel Energy Inc. 800 Nicollet Mall Minneapolis, Minnesota 55401 (612) 330-5500

     UNTIL JULY 16, 2004, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS’ OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNUSED ALLOTMENTS OR SUBSCRIPTIONS.

Xcel Energy Inc.

$195,000,000 3.40% Senior Notes, Series B due 2008

Prospectus

         , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     We issued the senior notes in exchange for a similar series of notes that we had issued in a private placement. Set forth below are the amounts of our fees and expenses (other than underwriting discounts and commission in connection with the issuance of the similar notes) that we incurred in connection with the issuance of the similar notes on June 24, 2003 and the issuance of the senior notes in exchange for those similar notes in an exchange offer that expired on December 19, 2003.

     Issuance of Similar Series of Notes in Private Placement

Fees of rating agencies	$70,000
Printing	$145,325
Accounting services	$174,681
Trustee’s charge	$5,000
Company counsel fees	$47,572
Miscellaneous	$22,000
Total	$464,578

     Issuance of Senior Notes

Registration fee under the Securities Act of 1933	$15,775.50
Fees of rating agencies	$70,000
Printing	$150,000
Accounting services	$20,000
Trustee’s charge	$5,000
Company counsel fees	$20,000
Miscellaneous	$10,000
Total	$275,000

     We estimate that we will incur expenses of approximately $2,000 in connection with the printing of the prospectus that is part of this registration statement in connection with resales of the senior notes.

Item 15. Indemnification of Directors and Officers.

     Section 302A.521 of the Minnesota Statutes permits indemnification of officers and directors of domestic or foreign corporations under certain circumstances and subject to certain limitations. Pursuant to authorization contained in the Restated Articles of Incorporation, as amended, Article 4 of our Bylaws contains provisions for indemnification of our directors and officers consistent with the provisions of Section 302A.521 of the Minnesota Statutes. Our Restated Articles of Incorporation also contain provisions limiting the liability of our company’s directors in certain instances.

     We have obtained insurance policies indemnifying our company and our company’s directors and officers against certain civil liabilities and related expenses.

Item 16. Exhibits.

Exhibit Number	Description
Xcel Energy

2.01*	Agreement and Plan of Merger, dated as of March 24, 1999, by and between Northern States Power Co. and New Century Energies, Inc. (Exhibit 2.1 to New Century Energies, Inc. Form 8-K (file no. 001-12907) dated March 24, 1999).

2.02*	Order confirming NRG plan of reorganization dated Nov. 24, 2003 (Exhibit 99.b.10 to Form POS AMC (file no. 070-10152) dated Dec. 1, 2003).

2.03*	Release-Based Amount Agreement dated Dec. 5, 2003 between Xcel Energy Inc. and NRG Energy, Inc. (Exhibit 2.03 to Form 10-K (file no. 001-03034) dated March 15, 2004).

2.04*	Settlement Agreement dated Dec. 5, 2003 between Xcel Energy Inc. and NRG Energy, Inc. (Exhibit 2.04 to Form 10-K (file no. 001-03034) dated March 15, 2004).

2.05*	Employee Matters Agreement dated Dec. 5, 2003 between Xcel Energy Inc. and NRG Energy, Inc. (Exhibit 2.05 to Form 10-K (file no. 001-03034) dated March 15, 2004).

2.06*	Tax Matters Agreement dated Dec. 5, 2003 between Xcel Energy Inc. and NRG Energy, Inc. (Exhibit 2.06 to Form 10-K (file no. 001-03034) dated March 15, 2004).

Xcel Energy

4.01*	Trust Indenture dated Dec. 1, 2000, between Xcel Energy Inc. and Wells Fargo Bank Minnesota, National Association, as Trustee. (Exhibit 4.01 to Form 8-K (file no. 001-03034) dated Dec. 18, 2000).

4.02*	Supplemental Trust Indenture dated Dec. 15, 2000, between Xcel Energy Inc. and Wells Fargo Bank Minnesota, National Association, as Trustee, creating $600 million principal amount of 7 percent Senior Notes, Series due 2010. (Exhibit 4.01 to Form 8-K (file no. 001-03034) dated Dec. 18, 2000).

4.03*	Stockholder Protection Rights Agreement dated Dec. 13, 2000, between Xcel Energy Inc. and Wells Fargo Bank Minnesota, N.A., as Rights Agent. (Exhibit 1 to Form 8-K (file no. 001-03034) dated Jan. 4, 2001).

4.04*	$400 million Five-Year Credit Agreement. (Exhibit 99.02 to Form 8-K (file no. 001-03034) dated Aug. 6, 2002).

4.05*	Registration Rights Agreement dated Nov. 21, 2002 by and among Xcel Energy Inc. and Merrill Lynch, Pierce, Fenner & Smith Inc. and Lazard Freres & Co. LLC. (Exhibit 4.125 to Form 10-K (file no. 001-03034) dated March 31, 2003).

4.06*	Redemption Agreement dated Nov. 25, 2002 by and among Xcel Energy Inc. and the Buyers listed on Exhibit A thereto. (Exhibit 4.136 to Form 10-K (file no. 001-03034) dated March 31, 2003).

4.07*	Indenture dated Nov. 21, 2002 between Xcel Energy Inc. and Wells Fargo Bank NA, 7.5 percent convertible senior notes due 2007 (Exhibit 4.137 to Form 10-K (file no. 001-03034) dated March 31, 2003).

4.08*	Supplemental Trust Indenture No. 2 dated June 15, 2003 between Xcel Energy Inc. and Wells Fargo Bank NA, supplementing trust indenture dated Dec. 1, 2000 (Exhibit 4.01 to Form 10-Q (file no. 001-03034) dated Aug. 15, 2003).

4.09*	Credit Agreement dated Jan. 22, 2003 between Xcel Energy Inc. and various lenders, creating a $100 million senior unsecured term loan facility (Exhibit 99.02 to Form 8-K (file no. 001-03034) dated Jan 23, 2003).

4.10*	Indenture dated Nov. 15, 2003 between Xcel Energy Inc. and Wells Fargo Bank Minnesota NA, 7.5 percent convertible senior notes due 2008. (Exhibit 4.10 to Form 10-K (file no. 001-03034) dated March 15, 2004).

4.11*	Registration Rights Agreement dated June 24, 2003 among Xcel Energy Inc. and Credit Suisse First Boston LLC, McDonald Investments Inc. and UBS Securities LLC (Exhibit 4.10 to Form S-4 (file no. 001-03034) dated Oct. 9, 2003).

4.12*	Registration Rights Agreement dated Nov. 21, 2003 among Xcel Energy Inc., Citadel Equity Fund Ltd., Citadel Credit Trading Ltd., and Citadel Jackson Investment Fund Ltd. (Exhibit 4.12 to Form 10-K (file no. 001-03034) dated March 15, 2004).

NSP-Minnesota

4.13*	Trust Indenture, dated Feb. 1, 1937, from Northern States Power Co. (a Minnesota corporation) to Harris Trust and Savings Bank, as Trustee. (Exhibit B-7 to file no. 2-5290).

4.14*	Supplemental and Restated Trust Indenture, dated May 1, 1988, from Northern States Power Co. (a Minnesota corporation) to Harris Trust and Savings Bank, as Trustee. (Exhibit 4.02 to Form 10-K of NSP-Minnesota for the year 1988, file no. 001-03034).

Supplemental Indentures between NSP-Minnesota and said Trustee, supplemental to Exhibit 4.13, dated as follows:

4.15*	June 1, 1942 (Exhibit B-8 to file no. 2-97667).

4.16*	Feb. 1, 1944 (Exhibit B-9 to file no. 2-5290).

4.17*	Oct. 1, 1945 (Exhibit 7.09 to file no. 2-5924).

4.18*	July 1, 1948 (Exhibit 7.05 to file no. 2-7549).

4.19*	Aug. 1, 1949 (Exhibit 7.06 to file no. 2-8047).

4.20*	June 1, 1952 (Exhibit 4.08 to file no. 2-9631).

4.21*	Oct. 1, 1954 (Exhibit 4.10 to file no. 2-12216).

4.22*	Sept. 1, 1956 (Exhibit 2.09 to file no. 2-13463).

4.23*	Aug. 1, 1957 (Exhibit 2.10 to file no. 2-14156).

4.24*	July 1, 1958 (Exhibit 4.12 to file no. 2-15220).

4.25*	Dec. 1, 1960 (Exhibit 2.12 to file no. 2-18355).

4.26*	Aug. 1, 1961 (Exhibit 2.13 to file no. 2-20282).

4.27*	June 1, 1962 (Exhibit 2.14 to file no. 2-21601).

4.28*	Sept. 1, 1963 (Exhibit 4.16 to file no. 2-22476).

4.29*	Aug. 1, 1966 (Exhibit 2.16 to file no. 2-26338).

4.30*	June 1, 1967 (Exhibit 2.17 to file no. 2-27117).

4.31*	Oct. 1, 1967 (Exhibit 2.01R to file no. 2-28447).

4.32*	May 1, 1968 (Exhibit 2.01S to file no. 2-34250).

4.33*	Oct. 1, 1969 (Exhibit 2.01T to file no. 2-36693).

4.34*	Feb. 1, 1971 (Exhibit 2.01U to file no. 2-39144).

4.35*	May 1, 1971 (Exhibit 2.01V to file no. 2-39815).

4.36*	Feb. 1, 1972 (Exhibit 2.01W to file no. 2-42598).

4.37*	Jan. 1, 1973 (Exhibit 2.01X to file no. 2-46434).

4.38*	Jan. 1, 1974 (Exhibit 2.01Y to file no. 2-53235).

4.39*	Sept. 1, 1974 (Exhibit 2.01Z to file no. 2-53235).

4.40*	April 1, 1975 (Exhibit 4.01AA to file no. 2-71259).

4.41*	May 1, 1975 (Exhibit 4.01BB to file no. 2-71259).

4.42*	March 1, 1976 (Exhibit 4.01CC to file no. 2-71259).

4.43*	June 1, 1981 (Exhibit 4.01DD to file no. 2-71259).

4.44*	Dec. 1, 1981 (Exhibit 4.01EE to file no. 2-83364).

4.45*	May 1, 1983 (Exhibit 4.01FF to file no. 2-97667).

4.46*	Dec. 1, 1983 (Exhibit 4.01GG to file no. 2-97667).

4.47*	Sept. 1, 1984 (Exhibit 4.01HH to file no. 2-97667).

4.48*	Dec. 1, 1984 (Exhibit 4.01II to file no. 2-97667).

4.49*	May 1, 1985 (Exhibit 4.36 to Form 10-K (file no. 001-03034) for the year 1985).

4.50*	Sept. 1, 1985 (Exhibit 4.37 to Form 10-K (file no. 001-03034) for the year 1985).

4.51*	July 1, 1989 (Exhibit 4.01 to Form 8-K (file no. 001-03034) dated July 7, 1989).

4.52*	June 1, 1990 (Exhibit 4.01 to Form 8-K (file no. 001-03034) dated June 1, 1990).

4.53*	Oct. 1, 1992 (Exhibit 4.01 to Form 8-K (file no. 001-03034) dated Oct. 13, 1992).

4.54*	April 1, 1993 (Exhibit 4.01 to Form 8-K (file no. 001-03034) dated March 30, 1993).

4.55*	Dec. 1, 1993 (Exhibit 4.01 to Form 8-K (file no. 001-03034) dated Dec. 7, 1993).

4.56*	Feb. 1, 1994 (Exhibit 4.01 to Form 8-K (file no. 001-03034) dated Feb. 10, 1994).

4.57*	Oct. 1, 1994 (Exhibit 4.01 to Form 8-K (file no. 001-03034) dated Oct. 5, 1994).

4.58*	June 1, 1995 (Exhibit 4.01 to Form 8-K (file no. 001-03034) dated June 28, 1995).

4.59*	April 1, 1997 (Exhibit 4.47 to Form 10-K (file no. 001-03034) for the year 1997).

4.60*	March 1, 1998 (Exhibit 4.01 to Form 8-K (file no. 001-03034) dated March 11, 1998).

4.61*	May 1, 1999 (Exhibit 4.49 to NSP-Minnesota Form 10-12G (file no. 000-31709) dated Oct. 5, 2000).

4.62*	June 1, 2000 (Exhibit 4.50 to NSP-Minnesota Form 10-12G (file no. 000-31709) dated Oct. 5, 2000).

4.63*	Aug. 1, 2000 (Assignment and Assumption of Trust Indenture) (Exhibit 4.51 to NSP-Minnesota Form 10-12G (file no. 000-31709) dated Oct. 5, 2000).

4.64*	Trust Indenture, dated July 1, 1999, between Northern States Power Co. (a Minnesota corporation) and Norwest Bank Minnesota, National Association, as Trustee. (Exhibit 4.01 to NSP-Minnesota Form 8-K (file no. 001-03034) dated July 21, 1999).

4.65*	Supplemental Trust Indenture, dated July 15, 1999, between Northern States Power Co. (a Minnesota corporation) and Norwest Bank Minnesota, National Association, as Trustee. (Exhibit 4.02 to NSP-Minnesota Form 8-K (file no. 001-03034) dated July 21, 1999).

4.66*	Supplemental Trust Indenture, dated Aug. 18, 2000, supplemental to the Indenture dated July 1, 1999, among Xcel Energy, Northern States Power Co. (a Minnesota corporation) and Wells Fargo Bank Minnesota, National Association, as Trustee. (Exhibit 4.63 to NSP-Minnesota Form 10-12G (file no. 000-31709) dated Oct. 5, 2000).

4.67*	Supplemental Trust Indenture dated June 1, 2002, supplemental to the Indentures dated Feb. 1, 1937 and May 1, 1988, between Northern States Power Co. (a Minnesota Corporation) and BNY Midwest Trust Co., as successor trustee (Exhibit 4.05 to Form 10-Q (file no. 000-31709) dated Sept. 30, 2002).

4.68*	Supplemental Trust Indenture dated July 1, 2002, supplemental to the Indentures dated Feb. 1, 1937 and May 1, 1988, between Northern States Power Co. (a Minnesota Corporation) and BNY Midwest Trust Co., as successor trustee (Exhibit 4.06 to Form 10-Q (file no. 000-31709) dated Sept. 30, 2002).

4.69*	Supplemental Trust Indenture dated July 1, 2002, supplemental to the Indenture dated July 1, 1999, between Northern States Power Co. (a Minnesota Corporation) and Wells Fargo Bank Minnesota, National Association, as trustee (Exhibit 4.01 to Form 8-K (file no. 000-31709) dated July 8, 2002).

4.70*	Supplemental Trust Indenture dated Aug. 1, 2002, supplemental to the Indentures dated Feb. 1, 1937 and May 1, 1988, between Northern States Power Co. (a Minnesota Corporation) and BNY Midwest Trust Co., as successor trustee (Exhibit 4.01 to Form 8-K (file no. 001-31387) dated Aug. 22, 2002).

4.71*	Credit Agreement between Northern States Power Co. (a Minnesota corporation), Bank One NA and Wells Fargo Bank Minnesota NA and other financial institutions party thereto dated May 16, 2003 (Exhibit 4.01 to NSP-Minnesota Form 10-Q (file no. 001-031387) dated Aug. 14, 2003).

4.72*	Supplemental Trust Indenture dated Aug. 1, 2003 between Northern States Power Co. (a Minnesota corporation) and BNY Midwest Trust Co., supplementing indentures dated Feb. 1, 1937 and May 1, 1988 (Exhibit 4.01 to Form 8-K (file no. 001-31387) dated Aug. 6, 2003).

4.73*	Supplemental Trust Indenture dated May 1, 2003 between Northern States Power Co. (a Minnesota corporation) and BNY Midwest Trust Co., supplementing indentures dated Feb. 1, 1937 and May 1, 1988. (Exhibit 4.73 to Form 10-K (file no. 001-03034) dated March 15, 2004).

NSP-Wisconsin

4.74*	Trust Indenture, dated April 1, 1947, From Northern States Power Co. (a Wisconsin corporation) to Firstar Trust Co. (formerly First Wisconsin Trust Co.). (Exhibit 7.01 to Registration Statement 2-6982).

4.75*	Supplemental Trust Indenture, dated March 1, 1949. (Exhibit 7.02 to Registration Statement 2-7825).

4.76*	Supplemental Trust Indenture, dated June 1, 1957. (Exhibit 2.13 to Registration Statement 2-13463).

4.77*	Supplemental Trust Indenture, dated Aug. 1, 1964. (Exhibit 4.20 to Registration Statement 2-23726).

4.78*	Supplemental Trust Indenture, dated Dec. 1, 1969. (Exhibit 2.03E to Registration Statement 2-36693).

4.79*	Supplemental Trust Indenture, dated Sept. 1, 1973. (Exhibit 2.03F to Registration Statement 2-49757).

4.80*	Supplemental Trust Indenture, dated Feb. 1, 1982. (Exhibit 4.01G to Registration Statement 2-76146).

4.81*	Supplemental Trust Indenture, dated March 1, 1982. (Exhibit 4.08 to Form 10-K (file no. 001-03140) for the year 1982).

4.82*	Supplemental Trust Indenture, dated June 1, 1986. (Exhibit 4.09 to Form 10-K (file no. 001-03140) for the year 1986).

4.83*	Supplemental Trust Indenture, dated March 1, 1988. (Exhibit 4.10 to Form 10-K (file no. 001-03140) for the year 1988).

4.84*	Supplemental and Restated Trust Indenture, dated March 1, 1991. (Exhibit 4.01K to Registration Statement 33-39831).

4.85*	Supplemental Trust Indenture, dated April 1, 1991. (Exhibit 4.01 to Form 10-Q (file no. 001-03140) for the quarter ended March 31, 1991).

4.86*	Supplemental Trust Indenture, dated March 1, 1993. (Exhibit to Form 8-K (file no. 001-03140) dated March 3, 1993).

4.87*	Supplemental Trust Indenture, dated Oct. 1, 1993. (Exhibit 4.01 to Form 8-K (file no. 001-03140) dated Sept. 21, 1993).

4.88*	Supplemental Trust Indenture, dated Dec. 1, 1996. (Exhibit 4.01 to Form 8-K (file no. 001-03140) dated Dec. 12, 1996).

4.89*	Trust Indenture dated Sept. 1, 2000, between Northern States Power Co. (a Wisconsin corporation) and Firstar Bank, N.A. as Trustee. (Exhibit 4.01 to Form 8-K (file no. 001-03140) dated Sept. 25, 2000).

4.90*	Supplemental Trust Indenture dated Sept. 15, 2000, between Northern States Power Co. (a Wisconsin corporation) and Firstar Bank, N.A. as Trustee, creating $80 million principal amount of 7.64 percent Senior Notes, Series due 2008. (Exhibit 4.02 to Form 8-K (file no 001-03140) dated Sept. 25, 2000).

4.91*	Supplemental Trust Indenture dated Sept. 1, 2003 between Northern States Power Co. (a Wisconsin corporation) and US Bank NA, supplementing indentures dated April 1, 1947 and March 1, 1991 (Exhibit 4.05 to Xcel Energy Form 10-Q (file no. 001-03034) dated Nov. 13, 2003).

4.92*	Exchange and Registration Rights Agreement dated Oct. 2, 2003 among Northern States Power Co. (a Wisconsin corporation) and Goldman, Sachs & Co. and BNY Capital Markets, Inc. (Exhibit 4.92 to Form 10-K (file no. 001-03034) dated March 15, 2004).

PSCo

4.93*	Indenture, dated as of Dec. 1, 1939, providing for the issuance of First Mortgage Bonds (Form 10 for 1946- Exhibit (B-1)).

4.94*	Indentures supplemental to Indenture dated as of Dec. 1, 1939:

	Previous Filing:			Previous Filing:
	Form; Date or	Exhibit		Form; Date or	Exhibit
Dated as of	file no.	No.	Dated as of	file no.	No.
March 14, 1941	10, 1946	B-2	March 1, 1974	8-K, April 1974	2
May 14, 1941	10, 1946	B-3	Dec. 1, 1974	8-K, December 1974	1
April 28, 1942	10, 1946	B-4	Oct. 1, 1975	S-7, (2-60082)	2(b)(3)
April 14, 1943	10, 1946	B-5	April 28, 1976	S-7, (2-60082)	2(b)(4)
April 27, 1944	10, 1946	B-6	April 28, 1977	S-7, (2-60082)	2(b)(5)
April 18, 1945	10, 1946	B-7	Nov. 1, 1977	S-7, (2-62415)	2(b)(3)
April 23, 1946	10-K, 1946	B-8	April 28, 1978	S-7, (2-62415)	2(b)(4)
April 9, 1947	10-K, 1946	B-9	Oct. 1, 1978	10-K, 1978	D(1)
June 1, 1947	S-1, (2-7075)	7(b)	Oct. 1, 1979	S-7, (2-66484)	2(b)(3)
April 1, 1948	S-1, (2-7671)	7(b)(1)	March 1, 1980	10-K, 1980	4(c)
May 20, 1948	S-1, (2-7671)	7(b)(2)	April 28, 1981	S-16, (2-74923)	4(c)
Oct. 1, 1948	10-K, 1948	4	Nov. 1, 1981	S-16, (2-74923)	4(c)
April 20, 1949	10-K, 1949	1	Dec. 1, 1981	10-K, 1981	4(c)
April 24, 1950	8-K, April 1950	1	April 29, 1982	10-K, 1982	4(c)
April 18, 1951	8-K, April 1951	1	May 1, 1983	10-K, 1983	4(c)
Oct. 1, 1951	8-K, November 1951	1	April 30, 1984	S-3, (2-95814)	4(c)
April 21, 1952	8-K, April 1952	1	March 1, 1985	10-K, 1985	4(c)
Dec. 1, 1952	S-9, (2-11120)	2(b)(9)	Nov. 1, 1986	10-K, 1986	4(c)
April 15, 1953	8-K, April 1953	2	May 1, 1987	10-K, 1987	4(c)
April 19, 1954	8-K, April 1954	1	July 1, 1990	S-3, (33-37431)	4(c)
Oct. 1, 1954	8-K, October 1954	1	Dec. 1, 1990	10-K, 1990	4(c)
April 18, 1955	8-K, April 1955	1	March 1, 1992	10-K, 1992	4(d)
April 24, 1956	10-K, 1956	1	April 1, 1993	10-Q, June 30, 1993	4(a)
May 1, 1957	S-9, (2-13260)	2(b)(15)	June 1, 1993	10-Q, June 30, 1993	4(b)
April 10, 1958	8-K, April 1958	1	Nov. 1, 1993	S-3, (33-51167)	4(a)(3)
May 1, 1959	8-K, May 1959	2	Jan. 1, 1994	10-K, 1993	4(a)(3)
April 18, 1960	8-K, April 1960	1	Sept. 2, 1994	8-K, September 1994	4(a)
April 19, 1961	8-K, April 1961	1	May 1, 1996	10-Q, June 30, 1996	4(a)
Oct. 1, 1961	8-K, October 1961	2	Nov. 1, 1996	10-K, 1996	4(a)(3)
March 1, 1962	8-K, March 1962	3(a)	Feb. 1, 1997	10-Q, March 31, 1997	4(a)
June 1, 1964	8-K, June 1964	1	April 1, 1998	10-Q, March 31, 1998	4(a)
May 1, 1966	8-K, May 1966	2	Aug. 15, 2002	10-Q, Sept. 30, 2002	4.01
July 1, 1967	8-K, July 1967	2	Sept. 15, 2002	10-Q, Sept. 30, 2002	4.02
July 1, 1968	8-K, July 1968	2	Sept. 1, 2002	8-K, Sept. 18, 2002	4.02
April 25, 1969	8-K, April 1969	1	March 1, 2003	S-3, April 14, 2003 (333-104504)	4(a)(3)
April 21, 1970	8-K, April 1970	1	April 1, 2003	10-Q, May 15, 2003 (001-03280)	4.01
Sept. 1, 1970	8-K, September 1970	2	May 1, 2003	S-4, June 11, 2003 (333-106011)	4.4
Feb. 1, 1971	8-K, February 1971	2	Sept. 1, 2003	8-K, Sept. 2, 2003 (001-03280)	4.01
Aug. 1, 1972	8-K, August 1972	2
June 1, 1973	8-K, June 1973	1

4.95*	Indenture, dated as of Oct. 1, 1993, providing for the issuance of First Collateral Trust Bonds (Form 10-Q, Sept. 30, 1993 — Exhibit 4(a)).

4.96*	Indentures supplemental to Indenture dated as of Oct. 1, 1993:

	Previous Filing:			Previous Filing:
	Form; Date or	Exhibit		Form; Date or	Exhibit
Dated as of	file no.	No.	Dated as of	file no.	No.
Nov. 1, 1993	S-3, (33-51167)	4(b)(2)	Aug. 15, 2002	10-Q, Sept. 30, 2002	4.03
Jan. 1, 1994	10-K, 1993	4(b)(3)	Sept. 1, 2002	8-K, Sept. 18, 2002	4.01
Sept. 2, 1994	8-K, September 1994	4(b)	Sept. 15, 2002	10-Q, Sept. 30, 2002	4.04
May 1, 1996	10-Q, June 30, 1996	4(b)	March 1, 2003	S-3, April 14, 2003 (333-104504)	4(b)(3)
Nov. 1, 1996	10-K, 1996	4(b)(3)	April 1, 2003	10-Q May 15, 2003 (001-03280)	4.02
Feb. 1, 1997	10-Q, March 31, 1997	4(b)	May 1, 2003	S-4, June 11, 2003 (333-106011)	4.9
April 1, 1998	10-Q, March 31, 1998	4(b)	Sept. 1, 2003	8-K, Sept. 2, 2003 (001-02380)	4.02

4.97*	Indenture dated July 1, 1999, between PSCo and The Bank of New York, providing for the issuance of Senior Debt Securities and Supplemental Indenture dated July 15, 1999, between PSCo and The Bank of New York (Exhibits 4.1 and 4.2 to Form 8-K (file no. 001-03280) dated July 13, 1999).

4.98*	Credit Agreement between Public Service Co. of Colorado, Bank One NA and Wells Fargo Bank Minnesota NA and other financial institutions party thereto dated May 16, 2003 (Exhibit 4.02 to PSCo Form 10-Q (file no. 001-03280) dated Aug. 14, 2003).

4.99*	Supplemental Indenture dated Sept. 15, 2003 between Public Service Co. of Colorado and U.S. Bank Trust National Association, supplementing the indenture dated Dec. 1, 1939, creating $250 million principal amount of First Mortgage Bonds, Collateral Series L due 2013. (Exhibit 4.99 to Form 10-K (file no. 001-03034) dated March 15, 2004).

4.100*	Supplemental Indenture dated Sept. 15, 2003 between Public Service Co. of Colorado and U.S. Bank Trust National Association, supplementing the indenture dated Oct. 1, 1993, creating $250 million principal amount of First Collateral Trust Bonds, Series 12 due 2013. (Exhibit 4.100 to Form 10-K (file no. 001-03034) dated March 15, 2004).

4.101*	Registration Rights Agreement dated March 14, 2003 among Public Service Co. of Colorado , Bank One Capital Markets, Inc. and UBS Warburg LLC (Exhibit 4.1 to Form S-4 (file no. 333-106011) dated June 11, 2003).

SPS

4.102*	Indenture dated Feb. 1, 1999 between Southwestern Public Service Co. and The Chase Manhattan Bank (Exhibit B to Form 8-K (file no. 001-03789) dated Feb. 25, 1999).

4.103*	First Supplemental Indenture dated March 1, 1999, between Southwestern Public Service Co. and The Chase Manhattan Bank (Exhibit C to Form 8-K (file no. 001-03789) dated Feb. 25, 1999).

4.104*	Second Supplemental Indenture dated Oct. 1, 2001, between Southwestern Public Service Co. and The Chase Manhattan Bank (Exhibit 4.01 to Form 8-K (file no. 001-03789) dated Oct. 23, 2001).

4.105*	Third Supplemental Indenture dated Oct 1, 2003 to the indenture dated Feb. 1, 1999 between Southwestern Public Service Co. and JPMorgan Chase Bank (Exhibit 4.04 to Xcel Energy Form 10-Q (file no. 001-03034) dated Nov. 13, 2003).

4.106*	Red River Authority for Texas Indenture of Trust dated July 1, 1991 (Form 10-K, Aug. 31, 1991 -Exhibit 4(b)).

4.107*	Credit Agreement between Southwestern Public Service Co., Bank One NA, Wells Fargo Bank NA, Bank of Montreal and The Bank of New York dated Feb. 17, 2004. (Exhibit 4.107 to Form 10-K (file no. 001-03034) dated March 15, 2004).

4.108*	Registration Rights Agreement dated Oct. 6, 2003 among Southwestern Public Service Co., Citigroup Global Markets Inc. and Credit Suisse First Boston LLC. (Exhibit 4.108 to Form 10-K (file no. 001-03034) dated March 15, 2004).

Xcel Energy
5.1 **	Opinion of Gary R. Johnson as to certain legal matters.

12.1	Computation of Ratio of Earnings to Fixed Charges.

23.1	Independent Auditors’ Consent of Deloitte & Touche LLP.

23.2	Independent Accountants’ Consent of PricewaterhouseCoopers LLP.

23.4	Consent of Gary R. Johnson (included in Exhibit 5.1).

24.1 **	Power of Attorney.

25.1	Form T-1 Statement of Eligibility of the Trustee under the Indenture.

*	Indicates incorporation by reference

**	Indicates previously filed

Item 17. Undertakings.

     The undersigned registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; and

     (2)  That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-3 and has duly caused this Post-Effective Amendment No. 1 on Form S-3 to Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, and State of Minnesota, on the 18th day of March, 2004.

XCEL ENERGY INC.

By:	/S/ Benjamin G.S. Fowke III

Benjamin G.S. Fowke III
Vice President, Chief Financial Officer and Treasurer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the date listed above by the following persons in the capacities indicated.

Signature	Title

* Wayne H. Brunetti	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)

/S/ Teresa S. Madden Teresa S. Madden	Vice President and Controller (Principal Accounting Officer)

/S/ Benjamin G.S. Fowke III Benjamin G.S. Fowke III	Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)

* C. Coney Burgess	Director

* David A. Christensen	Director

* Roger R. Hemminghaus	Director

* A. Barry Hirschfeld	Director

* Douglas W. Leatherdale	Director

* Albert F. Moreno	Director

* Margaret R. Preska	Director

* A. Patricia Sampson	Director

* Allan L. Schuman	Director

Signature	Title

* Rodney E. Slifer	Director

* W. Thomas Stephens	Director

* /S/ Benjamin G.S. Fowke III Benjamin G.S. Fowke III	Attorney-in-Fact

Exhibit Number	Description
Xcel Energy

2.01*	Agreement and Plan of Merger, dated as of March 24, 1999, by and between Northern States Power Co. and New Century Energies, Inc. (Exhibit 2.1 to New Century Energies, Inc. Form 8-K (file no. 001-12907) dated March 24, 1999).

2.02*	Order confirming NRG plan of reorganization dated Nov. 24, 2003 (Exhibit 99.b.10 to Form POS AMC (file no. 070-10152) dated Dec. 1, 2003).

2.03*	Release-Based Amount Agreement dated Dec. 5, 2003 between Xcel Energy Inc. and NRG Energy, Inc. (Exhibit 2.03 to Form 10-K (file no. 001-03034) dated March 15, 2004).

2.04*	Settlement Agreement dated Dec. 5, 2003 between Xcel Energy Inc. and NRG Energy, Inc. (Exhibit 2.04 to Form 10-K (file no. 001-03034) dated March 15, 2004).

2.05*	Employee Matters Agreement dated Dec. 5, 2003 between Xcel Energy Inc. and NRG Energy, Inc. (Exhibit 2.05 to Form 10-K (file no. 001-03034) dated March 15, 2004).

2.06*	Tax Matters Agreement dated Dec. 5, 2003 between Xcel Energy Inc. and NRG Energy, Inc. (Exhibit 2.06 to Form 10-K (file no. 001-03034) dated March 15, 2004).

Xcel Energy

4.01*	Trust Indenture dated Dec. 1, 2000, between Xcel Energy Inc. and Wells Fargo Bank Minnesota, National Association, as Trustee. (Exhibit 4.01 to Form 8-K (file no. 001-03034) dated Dec. 18, 2000).

4.02*	Supplemental Trust Indenture dated Dec. 15, 2000, between Xcel Energy Inc. and Wells Fargo Bank Minnesota, National Association, as Trustee, creating $600 million principal amount of 7 percent Senior Notes, Series due 2010. (Exhibit 4.01 to Form 8-K (file no. 001-03034) dated Dec. 18, 2000).

4.03*	Stockholder Protection Rights Agreement dated Dec. 13, 2000, between Xcel Energy Inc. and Wells Fargo Bank Minnesota, N.A., as Rights Agent. (Exhibit 1 to Form 8-K (file no. 001-03034) dated Jan. 4, 2001).

4.04*	$400 million Five-Year Credit Agreement. (Exhibit 99.02 to Form 8-K (file no. 001-03034) dated Aug. 6, 2002).

4.05*	Registration Rights Agreement dated Nov. 21, 2002 by and among Xcel Energy Inc. and Merrill Lynch, Pierce, Fenner & Smith Inc. and Lazard Freres & Co. LLC. (Exhibit 4.125 to Form 10-K (file no. 001-03034) dated March 31, 2003).

4.06*	Redemption Agreement dated Nov. 25, 2002 by and among Xcel Energy Inc. and the Buyers listed on Exhibit A thereto. (Exhibit 4.136 to Form 10-K (file no. 001-03034) dated March 31, 2003).

4.07*	Indenture dated Nov. 21, 2002 between Xcel Energy Inc. and Wells Fargo Bank NA, 7.5 percent convertible senior notes due 2007 (Exhibit 4.137 to Form 10-K (file no. 001-03034) dated March 31, 2003).

4.08*	Supplemental Trust Indenture No. 2 dated June 15, 2003 between Xcel Energy Inc. and Wells Fargo Bank NA, supplementing trust indenture dated Dec. 1, 2000 (Exhibit 4.01 to Form 10-Q (file no. 001-03034) dated Aug. 15, 2003).

4.09*	Credit Agreement dated Jan. 22, 2003 between Xcel Energy Inc. and various lenders, creating a $100 million senior unsecured term loan facility (Exhibit 99.02 to Form 8-K (file no. 001-03034) dated Jan 23, 2003).

4.10*	Indenture dated Nov. 15, 2003 between Xcel Energy Inc. and Wells Fargo Bank Minnesota NA, 7.5 percent convertible senior notes due 2008. (Exhibit 4.10 to Form 10-K (file no. 001-03034) dated March 15, 2004).

4.11*	Registration Rights Agreement dated June 24, 2003 among Xcel Energy Inc. and Credit Suisse First Boston LLC, McDonald Investments Inc. and UBS Securities LLC (Exhibit 4.10 to Form S-4 (file no. 001-03034) dated Oct. 9, 2003).

4.12*	Registration Rights Agreement dated Nov. 21, 2003 among Xcel Energy Inc., Citadel Equity Fund Ltd., Citadel Credit Trading Ltd., and Citadel Jackson Investment Fund Ltd. (Exhibit 4.12 to Form 10-K (file no. 001-03034) dated March 15, 2004).

NSP-Minnesota

4.13*	Trust Indenture, dated Feb. 1, 1937, from Northern States Power Co. (a Minnesota corporation) to Harris Trust and Savings Bank, as Trustee. (Exhibit B-7 to file no. 2-5290).

4.14*	Supplemental and Restated Trust Indenture, dated May 1, 1988, from Northern States Power Co. (a Minnesota corporation) to Harris Trust and Savings Bank, as Trustee. (Exhibit 4.02 to Form 10-K of NSP-Minnesota for the year 1988, file no. 001-03034).

Supplemental Indentures between NSP-Minnesota and said Trustee, supplemental to Exhibit 4.13, dated as follows:

4.15*	June 1, 1942 (Exhibit B-8 to file no. 2-97667).

4.16*	Feb. 1, 1944 (Exhibit B-9 to file no. 2-5290).

4.17*	Oct. 1, 1945 (Exhibit 7.09 to file no. 2-5924).

4.18*	July 1, 1948 (Exhibit 7.05 to file no. 2-7549).

4.19*	Aug. 1, 1949 (Exhibit 7.06 to file no. 2-8047).

4.20*	June 1, 1952 (Exhibit 4.08 to file no. 2-9631).

4.21*	Oct. 1, 1954 (Exhibit 4.10 to file no. 2-12216).

4.22*	Sept. 1, 1956 (Exhibit 2.09 to file no. 2-13463).

4.23*	Aug. 1, 1957 (Exhibit 2.10 to file no. 2-14156).

4.24*	July 1, 1958 (Exhibit 4.12 to file no. 2-15220).

4.25*	Dec. 1, 1960 (Exhibit 2.12 to file no. 2-18355).

4.26*	Aug. 1, 1961 (Exhibit 2.13 to file no. 2-20282).

4.27*	June 1, 1962 (Exhibit 2.14 to file no. 2-21601).

4.28*	Sept. 1, 1963 (Exhibit 4.16 to file no. 2-22476).

4.29*	Aug. 1, 1966 (Exhibit 2.16 to file no. 2-26338).

4.30*	June 1, 1967 (Exhibit 2.17 to file no. 2-27117).

4.31*	Oct. 1, 1967 (Exhibit 2.01R to file no. 2-28447).

4.32*	May 1, 1968 (Exhibit 2.01S to file no. 2-34250).

4.33*	Oct. 1, 1969 (Exhibit 2.01T to file no. 2-36693).

4.34*	Feb. 1, 1971 (Exhibit 2.01U to file no. 2-39144).

4.35*	May 1, 1971 (Exhibit 2.01V to file no. 2-39815).

4.36*	Feb. 1, 1972 (Exhibit 2.01W to file no. 2-42598).

4.37*	Jan. 1, 1973 (Exhibit 2.01X to file no. 2-46434).

4.38*	Jan. 1, 1974 (Exhibit 2.01Y to file no. 2-53235).

4.39*	Sept. 1, 1974 (Exhibit 2.01Z to file no. 2-53235).

4.40*	April 1, 1975 (Exhibit 4.01AA to file no. 2-71259).

4.41*	May 1, 1975 (Exhibit 4.01BB to file no. 2-71259).

4.42*	March 1, 1976 (Exhibit 4.01CC to file no. 2-71259).

4.43*	June 1, 1981 (Exhibit 4.01DD to file no. 2-71259).

4.44*	Dec. 1, 1981 (Exhibit 4.01EE to file no. 2-83364).

4.45*	May 1, 1983 (Exhibit 4.01FF to file no. 2-97667).

4.46*	Dec. 1, 1983 (Exhibit 4.01GG to file no. 2-97667).

4.47*	Sept. 1, 1984 (Exhibit 4.01HH to file no. 2-97667).

4.48*	Dec. 1, 1984 (Exhibit 4.01II to file no. 2-97667).

4.49*	May 1, 1985 (Exhibit 4.36 to Form 10-K (file no. 001-03034) for the year 1985).

4.50*	Sept. 1, 1985 (Exhibit 4.37 to Form 10-K (file no. 001-03034) for the year 1985).

4.51*	July 1, 1989 (Exhibit 4.01 to Form 8-K (file no. 001-03034) dated July 7, 1989).

4.52*	June 1, 1990 (Exhibit 4.01 to Form 8-K (file no. 001-03034) dated June 1, 1990).

4.53*	Oct. 1, 1992 (Exhibit 4.01 to Form 8-K (file no. 001-03034) dated Oct. 13, 1992).

4.54*	April 1, 1993 (Exhibit 4.01 to Form 8-K (file no. 001-03034) dated March 30, 1993).

4.55*	Dec. 1, 1993 (Exhibit 4.01 to Form 8-K (file no. 001-03034) dated Dec. 7, 1993).

4.56*	Feb. 1, 1994 (Exhibit 4.01 to Form 8-K (file no. 001-03034) dated Feb. 10, 1994).

4.57*	Oct. 1, 1994 (Exhibit 4.01 to Form 8-K (file no. 001-03034) dated Oct. 5, 1994).

4.58*	June 1, 1995 (Exhibit 4.01 to Form 8-K (file no. 001-03034) dated June 28, 1995).

4.59*	April 1, 1997 (Exhibit 4.47 to Form 10-K (file no. 001-03034) for the year 1997).

4.60*	March 1, 1998 (Exhibit 4.01 to Form 8-K (file no. 001-03034) dated March 11, 1998).

4.61*	May 1, 1999 (Exhibit 4.49 to NSP-Minnesota Form 10-12G (file no. 000-31709) dated Oct. 5, 2000).

4.62*	June 1, 2000 (Exhibit 4.50 to NSP-Minnesota Form 10-12G (file no. 000-31709) dated Oct. 5, 2000).

4.63*	Aug. 1, 2000 (Assignment and Assumption of Trust Indenture) (Exhibit 4.51 to NSP-Minnesota Form 10-12G (file no. 000-31709) dated Oct. 5, 2000).

4.64*	Trust Indenture, dated July 1, 1999, between Northern States Power Co. (a Minnesota corporation) and Norwest Bank Minnesota, National Association, as Trustee. (Exhibit 4.01 to NSP-Minnesota Form 8-K (file no. 001-03034) dated July 21, 1999).

4.65*	Supplemental Trust Indenture, dated July 15, 1999, between Northern States Power Co. (a Minnesota corporation) and Norwest Bank Minnesota, National Association, as Trustee. (Exhibit 4.02 to NSP-Minnesota Form 8-K (file no. 001-03034) dated July 21, 1999).

4.66*	Supplemental Trust Indenture, dated Aug. 18, 2000, supplemental to the Indenture dated July 1, 1999, among Xcel Energy, Northern States Power Co. (a Minnesota corporation) and Wells Fargo Bank Minnesota, National Association, as Trustee. (Exhibit 4.63 to NSP-Minnesota Form 10-12G (file no. 000-31709) dated Oct. 5, 2000).

4.67*	Supplemental Trust Indenture dated June 1, 2002, supplemental to the Indentures dated Feb. 1, 1937 and May 1, 1988, between Northern States Power Co. (a Minnesota Corporation) and BNY Midwest Trust Co., as successor trustee (Exhibit 4.05 to Form 10-Q (file no. 000-31709) dated Sept. 30, 2002).

4.68*	Supplemental Trust Indenture dated July 1, 2002, supplemental to the Indentures dated Feb. 1, 1937 and May 1, 1988, between Northern States Power Co. (a Minnesota Corporation) and BNY Midwest Trust Co., as successor trustee (Exhibit 4.06 to Form 10-Q (file no. 000-31709) dated Sept. 30, 2002).

4.69*	Supplemental Trust Indenture dated July 1, 2002, supplemental to the Indenture dated July 1, 1999, between Northern States Power Co. (a Minnesota Corporation) and Wells Fargo Bank Minnesota, National Association, as trustee (Exhibit 4.01 to Form 8-K (file no. 000-31709) dated July 8, 2002).

4.70*	Supplemental Trust Indenture dated Aug. 1, 2002, supplemental to the Indentures dated Feb. 1, 1937 and May 1, 1988, between Northern States Power Co. (a Minnesota Corporation) and BNY Midwest Trust Co., as successor trustee (Exhibit 4.01 to Form 8-K (file no. 001-31387) dated Aug. 22, 2002).

4.71*	Credit Agreement between Northern States Power Co. (a Minnesota corporation), Bank One NA and Wells Fargo Bank Minnesota NA and other financial institutions party thereto dated May 16, 2003 (Exhibit 4.01 to NSP-Minnesota Form 10-Q (file no. 001-031387) dated Aug. 14, 2003).

4.72*	Supplemental Trust Indenture dated Aug. 1, 2003 between Northern States Power Co. (a Minnesota corporation) and BNY Midwest Trust Co., supplementing indentures dated Feb. 1, 1937 and May 1, 1988 (Exhibit 4.01 to Form 8-K (file no. 001-31387) dated Aug. 6, 2003).

4.73*	Supplemental Trust Indenture dated May 1, 2003 between Northern States Power Co. (a Minnesota corporation) and BNY Midwest Trust Co., supplementing indentures dated Feb. 1, 1937 and May 1, 1988. (Exhibit 4.73 to Form 10-K (file no. 001-03034) dated March 15, 2004).

NSP-Wisconsin

4.74*	Trust Indenture, dated April 1, 1947, From Northern States Power Co. (a Wisconsin corporation) to Firstar Trust Co. (formerly First Wisconsin Trust Co.). (Exhibit 7.01 to Registration Statement 2-6982).

4.75*	Supplemental Trust Indenture, dated March 1, 1949. (Exhibit 7.02 to Registration Statement 2-7825).

4.76*	Supplemental Trust Indenture, dated June 1, 1957. (Exhibit 2.13 to Registration Statement 2-13463).

4.77*	Supplemental Trust Indenture, dated Aug. 1, 1964. (Exhibit 4.20 to Registration Statement 2-23726).

4.78*	Supplemental Trust Indenture, dated Dec. 1, 1969. (Exhibit 2.03E to Registration Statement 2-36693).

4.79*	Supplemental Trust Indenture, dated Sept. 1, 1973. (Exhibit 2.03F to Registration Statement 2-49757).

4.80*	Supplemental Trust Indenture, dated Feb. 1, 1982. (Exhibit 4.01G to Registration Statement 2-76146).

4.81*	Supplemental Trust Indenture, dated March 1, 1982. (Exhibit 4.08 to Form 10-K (file no. 001-03140) for the year 1982).

4.82*	Supplemental Trust Indenture, dated June 1, 1986. (Exhibit 4.09 to Form 10-K (file no. 001-03140) for the year 1986).

4.83*	Supplemental Trust Indenture, dated March 1, 1988. (Exhibit 4.10 to Form 10-K (file no. 001-03140) for the year 1988).

4.84*	Supplemental and Restated Trust Indenture, dated March 1, 1991. (Exhibit 4.01K to Registration Statement 33-39831).

4.85*	Supplemental Trust Indenture, dated April 1, 1991. (Exhibit 4.01 to Form 10-Q (file no. 001-03140) for the quarter ended March 31, 1991).

4.86*	Supplemental Trust Indenture, dated March 1, 1993. (Exhibit to Form 8-K (file no. 001-03140) dated March 3, 1993).

4.87*	Supplemental Trust Indenture, dated Oct. 1, 1993. (Exhibit 4.01 to Form 8-K (file no. 001-03140) dated Sept. 21, 1993).

4.88*	Supplemental Trust Indenture, dated Dec. 1, 1996. (Exhibit 4.01 to Form 8-K (file no. 001-03140) dated Dec. 12, 1996).

4.89*	Trust Indenture dated Sept. 1, 2000, between Northern States Power Co. (a Wisconsin corporation) and Firstar Bank, N.A. as Trustee. (Exhibit 4.01 to Form 8-K (file no. 001-03140) dated Sept. 25, 2000).

4.90*	Supplemental Trust Indenture dated Sept. 15, 2000, between Northern States Power Co. (a Wisconsin corporation) and Firstar Bank, N.A. as Trustee, creating $80 million principal amount of 7.64 percent Senior Notes, Series due 2008. (Exhibit 4.02 to Form 8-K (file no 001-03140) dated Sept. 25, 2000).

4.91*	Supplemental Trust Indenture dated Sept. 1, 2003 between Northern States Power Co. (a Wisconsin corporation) and US Bank NA, supplementing indentures dated April 1, 1947 and March 1, 1991 (Exhibit 4.05 to Xcel Energy Form 10-Q (file no. 001-03034) dated Nov. 13, 2003).

4.92*	Exchange and Registration Rights Agreement dated Oct. 2, 2003 among Northern States Power Co. (a Wisconsin corporation) and Goldman, Sachs & Co. and BNY Capital Markets, Inc. (Exhibit 4.92 to Form 10-K (file no. 001-03034) dated March 15, 2004).

PSCo

4.93*	Indenture, dated as of Dec. 1, 1939, providing for the issuance of First Mortgage Bonds (Form 10 for 1946- Exhibit (B-1)).

4.94*	Indentures supplemental to Indenture dated as of Dec. 1, 1939:

	Previous Filing:			Previous Filing:
	Form; Date or	Exhibit		Form; Date or	Exhibit
Dated as of	file no.	No.	Dated as of	file no.	No.
March 14, 1941	10, 1946	B-2	March 1, 1974	8-K, April 1974	2
May 14, 1941	10, 1946	B-3	Dec. 1, 1974	8-K, December 1974	1
April 28, 1942	10, 1946	B-4	Oct. 1, 1975	S-7, (2-60082)	2(b)(3)
April 14, 1943	10, 1946	B-5	April 28, 1976	S-7, (2-60082)	2(b)(4)
April 27, 1944	10, 1946	B-6	April 28, 1977	S-7, (2-60082)	2(b)(5)
April 18, 1945	10, 1946	B-7	Nov. 1, 1977	S-7, (2-62415)	2(b)(3)
April 23, 1946	10-K, 1946	B-8	April 28, 1978	S-7, (2-62415)	2(b)(4)
April 9, 1947	10-K, 1946	B-9	Oct. 1, 1978	10-K, 1978	D(1)
June 1, 1947	S-1, (2-7075)	7(b)	Oct. 1, 1979	S-7, (2-66484)	2(b)(3)
April 1, 1948	S-1, (2-7671)	7(b)(1)	March 1, 1980	10-K, 1980	4(c)
May 20, 1948	S-1, (2-7671)	7(b)(2)	April 28, 1981	S-16, (2-74923)	4(c)
Oct. 1, 1948	10-K, 1948	4	Nov. 1, 1981	S-16, (2-74923)	4(c)
April 20, 1949	10-K, 1949	1	Dec. 1, 1981	10-K, 1981	4(c)
April 24, 1950	8-K, April 1950	1	April 29, 1982	10-K, 1982	4(c)
April 18, 1951	8-K, April 1951	1	May 1, 1983	10-K, 1983	4(c)
Oct. 1, 1951	8-K, November 1951	1	April 30, 1984	S-3, (2-95814)	4(c)
April 21, 1952	8-K, April 1952	1	March 1, 1985	10-K, 1985	4(c)
Dec. 1, 1952	S-9, (2-11120)	2(b)(9)	Nov. 1, 1986	10-K, 1986	4(c)
April 15, 1953	8-K, April 1953	2	May 1, 1987	10-K, 1987	4(c)
April 19, 1954	8-K, April 1954	1	July 1, 1990	S-3, (33-37431)	4(c)
Oct. 1, 1954	8-K, October 1954	1	Dec. 1, 1990	10-K, 1990	4(c)
April 18, 1955	8-K, April 1955	1	March 1, 1992	10-K, 1992	4(d)
April 24, 1956	10-K, 1956	1	April 1, 1993	10-Q, June 30, 1993	4(a)
May 1, 1957	S-9, (2-13260)	2(b)(15)	June 1, 1993	10-Q, June 30, 1993	4(b)
April 10, 1958	8-K, April 1958	1	Nov. 1, 1993	S-3, (33-51167)	4(a)(3)
May 1, 1959	8-K, May 1959	2	Jan. 1, 1994	10-K, 1993	4(a)(3)
April 18, 1960	8-K, April 1960	1	Sept. 2, 1994	8-K, September 1994	4(a)
April 19, 1961	8-K, April 1961	1	May 1, 1996	10-Q, June 30, 1996	4(a)
Oct. 1, 1961	8-K, October 1961	2	Nov. 1, 1996	10-K, 1996	4(a)(3)
March 1, 1962	8-K, March 1962	3(a)	Feb. 1, 1997	10-Q, March 31, 1997	4(a)
June 1, 1964	8-K, June 1964	1	April 1, 1998	10-Q, March 31, 1998	4(a)
May 1, 1966	8-K, May 1966	2	Aug. 15, 2002	10-Q, Sept. 30, 2002	4.01
July 1, 1967	8-K, July 1967	2	Sept. 15, 2002	10-Q, Sept. 30, 2002	4.02
July 1, 1968	8-K, July 1968	2	Sept. 1, 2002	8-K, Sept. 18, 2002	4.02
April 25, 1969	8-K, April 1969	1	March 1, 2003	S-3, April 14, 2003 (333-104504)	4(a)(3)
April 21, 1970	8-K, April 1970	1	April 1, 2003	10-Q, May 15, 2003 (001-03280)	4.01
Sept. 1, 1970	8-K, September 1970	2	May 1, 2003	S-4, June 11, 2003 (333-106011)	4.4
Feb. 1, 1971	8-K, February 1971	2	Sept. 1, 2003	8-K, Sept. 2, 2003 (001-03280)	4.01
Aug. 1, 1972	8-K, August 1972	2
June 1, 1973	8-K, June 1973	1

4.95*	Indenture, dated as of Oct. 1, 1993, providing for the issuance of First Collateral Trust Bonds (Form 10-Q, Sept. 30, 1993 — Exhibit 4(a)).

4.96*	Indentures supplemental to Indenture dated as of Oct. 1, 1993:

	Previous Filing:			Previous Filing:
	Form; Date or	Exhibit		Form; Date or	Exhibit
Dated as of	file no.	No.	Dated as of	file no.	No.
Nov. 1, 1993	S-3, (33-51167)	4(b)(2)	Aug. 15, 2002	10-Q, Sept. 30, 2002	4.03
Jan. 1, 1994	10-K, 1993	4(b)(3)	Sept. 1, 2002	8-K, Sept. 18, 2002	4.01
Sept. 2, 1994	8-K, September 1994	4(b)	Sept. 15, 2002	10-Q, Sept. 30, 2002	4.04
May 1, 1996	10-Q, June 30, 1996	4(b)	March 1, 2003	S-3, April 14, 2003 (333-104504)	4(b)(3)
Nov. 1, 1996	10-K, 1996	4(b)(3)	April 1, 2003	10-Q May 15, 2003 (001-03280)	4.02
Feb. 1, 1997	10-Q, March 31, 1997	4(b)	May 1, 2003	S-4, June 11, 2003 (333-106011)	4.9
April 1, 1998	10-Q, March 31, 1998	4(b)	Sept. 1, 2003	8-K, Sept. 2, 2003 (001-02380)	4.02

4.97*	Indenture dated July 1, 1999, between PSCo and The Bank of New York, providing for the issuance of Senior Debt Securities and Supplemental Indenture dated July 15, 1999, between PSCo and The Bank of New York (Exhibits 4.1 and 4.2 to Form 8-K (file no. 001-03280) dated July 13, 1999).

4.98*	Credit Agreement between Public Service Co. of Colorado, Bank One NA and Wells Fargo Bank Minnesota NA and other financial institutions party thereto dated May 16, 2003 (Exhibit 4.02 to PSCo Form 10-Q (file no. 001-03280) dated Aug. 14, 2003).

4.99*	Supplemental Indenture dated Sept. 15, 2003 between Public Service Co. of Colorado and U.S. Bank Trust National Association, supplementing the indenture dated Dec. 1, 1939, creating $250 million principal amount of First Mortgage Bonds, Collateral Series L due 2013. (Exhibit 4.99 to Form 10-K (file no. 001-03034) dated March 15, 2004).

4.100*	Supplemental Indenture dated Sept. 15, 2003 between Public Service Co. of Colorado and U.S. Bank Trust National Association, supplementing the indenture dated Oct. 1, 1993, creating $250 million principal amount of First Collateral Trust Bonds, Series 12 due 2013. (Exhibit 4.100 to Form 10-K (file no. 001-03034) dated March 15, 2004).

4.101*	Registration Rights Agreement dated March 14, 2003 among Public Service Co. of Colorado , Bank One Capital Markets, Inc. and UBS Warburg LLC (Exhibit 4.1 to Form S-4 (file no. 333-106011) dated June 11, 2003).

SPS

4.102*	Indenture dated Feb. 1, 1999 between Southwestern Public Service Co. and The Chase Manhattan Bank (Exhibit B to Form 8-K (file no. 001-03789) dated Feb. 25, 1999).

4.103*	First Supplemental Indenture dated March 1, 1999, between Southwestern Public Service Co. and The Chase Manhattan Bank (Exhibit C to Form 8-K (file no. 001-03789) dated Feb. 25, 1999).

4.104*	Second Supplemental Indenture dated Oct. 1, 2001, between Southwestern Public Service Co. and The Chase Manhattan Bank (Exhibit 4.01 to Form 8-K (file no. 001-03789) dated Oct. 23, 2001).

4.105*	Third Supplemental Indenture dated Oct 1, 2003 to the indenture dated Feb. 1, 1999 between Southwestern Public Service Co. and JPMorgan Chase Bank (Exhibit 4.04 to Xcel Energy Form 10-Q (file no. 001-03034) dated Nov. 13, 2003).

4.106*	Red River Authority for Texas Indenture of Trust dated July 1, 1991 (Form 10-K, Aug. 31, 1991 -Exhibit 4(b)).

4.107*	Credit Agreement between Southwestern Public Service Co., Bank One NA, Wells Fargo Bank NA, Bank of Montreal and The Bank of New York dated Feb. 17, 2004. (Exhibit 4.107 to Form 10-K (file no. 001-03034) dated March 15, 2004).

4.108*	Registration Rights Agreement dated Oct. 6, 2003 among Southwestern Public Service Co., Citigroup Global Markets Inc. and Credit Suisse First Boston LLC. (Exhibit 4.108 to Form 10-K (file no. 001-03034) dated March 15, 2004).

Xcel Energy
5.1 **	Opinion of Gary R. Johnson as to certain legal matters.

12.1	Computation of Ratio of Earnings to Fixed Charges.

23.1	Independent Auditors’ Consent of Deloitte & Touche LLP.

23.2	Independent Accountants’ Consent of PricewaterhouseCoopers LLP.

23.4	Consent of Gary R. Johnson (included in Exhibit 5.1).

24.1 **	Power of Attorney.

25.1	Form T-1 Statement of Eligibility of the Trustee under the Indenture.

*	Indicates incorporation by reference

**	Indicates previously filed